Exhibit 99.1

For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380 pwater1@entergy.com
INVESTOR NEWS

July 31, 2012

ENTERGY REPORTS SECOND QUARTER EARNINGS

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings of $2.06 per share on an as-reported basis and $2.11 per share on an operational basis for second quarter 2012, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	2.06	1.76	0.30	1.20	3.14	(1.94)
Less Special Items	(0.05)	-	(0.05)	(1.36)	-	(1.36)
Operational Earnings	2.11	1.76	0.35	2.56	3.14	(0.58)
Weather Impact	0.08	0.18	(0.10)	(0.09)	0.28	(0.37)

Operational Earnings Highlights for Second Quarter 2012
•
Utility earnings were higher due largely to an Internal Revenue Service agreement that resulted in a significant decrease in income tax expense, which was partially offset by a regulatory charge to reflect that benefits resulting from the agreement will be shared with customers.

•	Entergy Wholesale Commodities earnings increased due primarily to lower decommissioning expense and a lower effective income tax rate, partially offset by decreased operational adjusted EBITDA.
•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“In May, we received the long-awaited approval for the renewal of Pilgrim Nuclear Power Station’s operating license,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “The Nuclear Regulatory Commission’s approval followed a 76-month review, the longest on record, and concluded that there is no safety or environmental issue that precludes the plant from operating safely for another 20 years.  We have now received 20-year license renewals for all of Entergy Wholesale Commodities nuclear plants with the exception of the Indian Point units in New York where the approval process could last well into the renewal period.  Under the federal statutory provision for timely renewal, Indian Point’s ability to continue operations will not be affected.

“The Utility also continues to make progress on key initiatives.  The Louisiana Public Service Commission found that joining the Midwest Independent Transmission System Operator regional transmission organization is in the public interest, subject to certain conditions.  Regulatory processes related to MISO filings are ongoing in other jurisdictions and we expect decisions from all retail regulators in 2012.  In parallel with the regulatory process, MISO implementation efforts also continue, moving us closer to realizing significant savings for our customers.”

Entergy’s business highlights also include the following:
•	Grand Gulf Nuclear Station completed installation of an approximate 178-megawatt uprate, which was approved by the Nuclear Regulatory Commission.
•
The U.S. Court of Appeals for the DC Circuit issued a decision denying the Vermont Department of Public Service and New England Coalition appeal of the NRC’s issuance of the Vermont Yankee 20-year license renewal.

•
GovernanceMetrics International released its latest global ratings, and Entergy once again received a perfect score of 10.0.  The score was supported by Entergy’s governance profile with a predominantly independent Board, detailed governance disclosure and comprehensive disclosures on issues such as environmental and workplace safety policies.

A teleconference will be held at 10 a.m. CT on Tuesday, July 31, 2012, to discuss Entergy’s second quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8666645, no more than 15 minutes prior to the start of the call.  The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com.  A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC Holdings Corp.  The telephone replay will be available through Aug. 7, 2012, by dialing (719) 457-0820, confirmation code 8666645.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for second quarter and year-to-date 2012 versus 2011, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  Second quarter 2012 earnings increased compared to a year ago.  A detailed discussion of the factors driving quarter results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.72	1.39	0.33	2.07	2.30	(0.23)
Entergy Wholesale Commodities	0.46	0.36	0.10	(0.49)	1.04	(1.53)
Parent & Other	(0.12)	0.01	(0.13)	(0.38)	(0.20)	(0.18)
Consolidated As-Reported Earnings	2.06	1.76	0.30	1.20	3.14	(1.94)

Less Special Items
Utility	(0.05)	-	(0.05)	(0.09)	-	(0.09)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	-	-	(0.01)	-	(0.01)
Consolidated Special Items	(0.05)	-	(0.05)	(1.36)	-	(1.36)

Operational
Utility	1.77	1.39	0.38	2.16	2.30	(0.14)
Entergy Wholesale Commodities	0.46	0.36	0.10	0.77	1.04	(0.27)
Parent & Other	(0.12)	0.01	(0.13)	(0.37)	(0.20)	(0.17)
Consolidated Operational Earnings	2.11	1.76	0.35	2.56	3.14	(0.58)
Weather Impact	0.08	0.18	(0.10)	(0.09)	0.28	(0.37)

Detailed earnings variance analysis is included in Appendix B-1 and Appendix B-2 to this release.  In addition, Appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in second quarter 2012 was $587 million compared to $654 million in second quarter 2011.  The overall quarterly decrease was due primarily to:
•	Decrease in Entergy Wholesale Commodities net revenue, and
•	Regulatory refund to a wholesale customer associated with rough production cost equalization.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Second Quarter and Year-to-Date 2012 vs. 2011
(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility	493	507	(14)	976	640	336
Entergy Wholesale Commodities	124	173	(49)	293	381	(88)
Parent & Other	(30)	(26)	(4)	(81)	(44)	(37)
Total Net Cash Flow Provided by Operating Activities	587	654	(67)	1,188	977	211

II.	Utility

In second quarter 2012, Utility earnings were $1.72 per share on an as-reported basis and $1.77 per share on an operational basis, compared to as-reported and operational earnings per share of $1.39 in second quarter 2011.  Utility earnings in the current quarter reflect a significant decrease in income tax expense which resulted from a June 2012 agreement with the IRS regarding the tax treatment for storm cost financings in Louisiana associated with hurricanes Katrina and Rita.  The companies affected were Entergy Louisiana, LLC and Entergy Gulf States Louisiana, L.L.C.  Under the terms of an agreement approved by the LPSC, the benefits resulting from the IRS agreement will be shared with customers of the two affected operating companies.  As a result, the decrease in income tax expense was partially offset by a decrease in net revenue attributable to the regulatory charge recorded to reflect this customer sharing.

Excluding this regulatory charge, Utility net revenue improved modestly.  Retail sales volume in second quarter 2012 was higher than a year ago, reflecting strong weather-adjusted sales growth across all customer classes.  Weather was warmer-than-normal, but the quarter-over-quarter weather effect variance was unfavorable when compared to the well above-normal temperatures experienced in the second quarter of 2011.  Higher non-fuel operation and maintenance expense served as a partial offset to the increased operational earnings.  Non-fuel operation and maintenance expense increased due primarily to higher compensation and benefits costs (largely pension) as well as higher fossil-related outage and distribution expenses.  These increases in non-fuel operation and maintenance expense were partially offset by the deferral of previously incurred MISO implementation costs as approved by the Federal Energy Regulatory Commission and the LPSC.

Retail electric sales, in billed gigawatt-hours, is summarized in Table 4 by customer segment.  Current quarter sales reflect the following:
•	Residential sales in second quarter 2012, on a weather-adjusted basis, increased 5.8 percent compared to second quarter 2011.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 4.2 percent quarter over quarter.
•	Industrial sales in the second quarter increased 2.6 percent compared to the same quarter of 2011.

Retail sales growth on a weather-adjusted basis was 4.0 percent for the quarter.  Residential growth was strongest.  Industrial sales growth was also positive, particularly in Louisiana, due largely to expansions.  For large industrials, chemicals continued to be the strongest sector, partially offset by a decline in refineries.  Growth in the small- to mid-sized segment was also positive.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Second Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of measures)
	Second Quarter				Year-to-Date
	2012	2011	% Change	% Weather Adjusted	2012	2011	% Change	% Weather Adjusted
GWh billed
Residential	7,940	7,993	(0.7)%	5.8%	15,700	17,034	(7.8)%	4.1%
Commercial and governmental	7,753	7,548	2.7%	4.2%	14,745	14,580	1.1%	3.3%
Industrial	10,408	10,140	2.6%	2.6%	20,366	19,657	3.6%	3.6%
Total Retail Sales	26,101	25,681	1.6%	4.0%	50,811	51,271	(0.9)%	3.7%
Wholesale	836	1,036	(19.3)%		1,568	1,983	(20.9)%
Total Sales	26,937	26,717	0.8%		52,379	53,254	(1.6)%
O&M expense per MWh (a)	$19.94	$19.09	4.5%		$20.01	$18.49	8.2%
Number of retail customers
Residential					2,383,057	2,368,321	0.6%
Commercial and governmental					356,324	353,662	0.8%
Industrial					46,771	44,476	5.2%

(a)	Second quarter and year-to-date 2012 exclude the effect of the special item associated with the proposed spin-merge of the transmission business.

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

Entergy Wholesale Commodities operational adjusted EBITDA was $127 million in the second quarter of 2012, compared to $174 million in the same period a year ago, as shown in Table 5.  The decline was due largely to lower net revenue from the nuclear portfolio on lower energy pricing and lower production.  The average realized revenue per megawatt hour for the nuclear fleet was approximately $49, down from approximately $52 in the same period last year.  Nuclear generation declined due primarily to an increase in refueling and unplanned outage days.  The effect of outage days was offset by the exercise of resupply options provided for in power purchase agreements whereby EWC may elect to supply power from another source when the plant is not running.  Lower net revenue from EWC’s nuclear fleet was partially offset by net revenue from the 583-megawatt Rhode Island State Energy Center, which was acquired in December 2011.  Higher non-fuel operation and maintenance expense also contributed to the operational adjusted EBITDA decline driven by higher compensation and benefits costs (largely pension) and the RISEC acquisition.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of measures)
($ in millions)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	81	66	15	(87)	189	(276)
Add back: interest expense	6	5	1	13	9	4
Add back: income tax expense	46	64	(18)	(44)	149	(193)
Add back: depreciation and amortization	48	44	4	99	87	12
Subtract: interest and investment income	37	33	4	78	64	14
Add back: decommissioning expense	(17)	28	(45)	13	57	(44)
Adjusted EBITDA	127	174	(47)	(84)	427	(511)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational adjusted EBITDA	127	174	(47)	272	427	(155)

Table 6 provides a comparative summary of Entergy Wholesale Commodities operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
Second Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of measures)
	Second Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change
Owned capacity	6,612	6,016	9.9%	6,612	6,016	9.9%
GWh billed	11,674	10,567	10.5%	22,955	21,121	8.7%
Average realized revenue per MWh	$48.27	$52.74	(8.5)%	$48.77	$54.77	(11.0)%
Non-fuel O&M expense / purchased power per MWh (b)	$27.99	$27.08	3.4%	$26.60	$25.97	2.4%

EWC Nuclear Fleet
Capacity factor	85%	91%	(6.6)%	87%	91%	(4.4)%
GWh billed	10,426	9,993	4.3%	20,264	19,906	1.8%
Average realized revenue per MWh	$48.67	$52.38	(7.1)%	$49.47	$54.91	(9.9)%
Production cost per MWh	$26.61	$25.96	2.5%	$26.22	$24.99	4.9%
Refueling outage days:
Indian Point 2	1	-		28	-
Indian Point 3	-	7		-	30
Palisades	34	-		34	-
Pilgrim	-	25		-	25

(b)	Year-to-date 2012 excludes the effect of the special item for impairment of the Vermont Yankee assets.

Entergy Wholesale Commodities second quarter 2012 results reflect earnings of $0.46 per share on an as-reported basis and an operational basis, compared to $0.36 per share in second quarter 2011.  The primary drivers for the increase were lower decommissioning expense and a lower effective income tax rate.  In the current quarter, a reduction in the decommissioning liability was recorded, also reducing decommissioning expense, which factored in, among other things, an updated decommissioning cost study for the Pilgrim nuclear plant.  The lower effective income tax rate was due largely to the absence of a charge in the prior year which resulted from a change in Michigan tax law.  Decreased net revenue and increased non-fuel operation and maintenance expense (discussed above) partially offset these benefits.

Table 7 provides current capacity and generation sold forward projections for Entergy Wholesale Commodities’ fleet.

Table 7: Entergy Wholesale Commodities Capacity and Generation Projected Sold Forward
Third Quarter 2012 through 2016 (see Appendix F for definitions of measures)
	Balance of 2012	2013	2014	2015	2016
Entergy Wholesale Commodities Nuclear Portfolio
Energy
Planned TWh of generation (c)	21	40	41	41	40
Percent of planned generation sold forward
Unit-contingent	61%	41%	22%	12%	12%
Unit-contingent with availability guarantees	18%	19%	15%	13%	13%
Firm LD	24%	24%	28%	-%	-%
Offsetting positions	(13)%	-%	(6)%	-%	-%
Total	90%	84%	59%	25%	25%
Average revenue under contract per MWh (d)	$49	$45 - 50	$46 – 49	$49 - 57	$50 - 59

Capacity
Planned net MW in operation (c)	5,011	5,011	5,011	5,011	5,011
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	16%	16%	16%
Capacity contracts (e)	49%	26%	13%	12%	5%
Total	65%	42%	29%	28%	21%
Average revenue under contract per kW per month (applies to capacity contracts only) (e)	$2.3	$2.4	$3.0	$3.3	$3.4

Blended Capacity and Energy Recap (based on revenues)
Percent of planned generation and capacity sold forward (e)	91%	83%	63%	29%	28%
Average revenue under contract per MWh (d) (e)	$51	$46	$47	$51	$51

Entergy Wholesale Commodities Non-Nuclear Portfolio
Energy
Planned TWh of generation (f)	3	7	7	6	6
Percent of planned generation sold forward
Cost-based contracts	38%	34%	30%	33%	31%
Firm LD	5%	5%	5%	6%	6%
Total	43%	39%	35%	39%	37%

Capacity
Planned net MW in operation (f)	1,052	1,052	1,052	1,052	1,052
Percent of capacity sold forward
Cost-based contracts	35%	29%	24%	24%	24%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%
Capacity contracts	52%	47%	47%	48%	20%
Total	95%	84%	79%	80%	52%

Non-Nuclear Net Revenue
Expected non-nuclear portfolio net revenue ($ millions) (g)	$44	$79	$76	$75	$82

(c)
Assumes successful license renewal and uninterrupted normal operation at all plants, including Vermont Yankee.  NRC license renewal applications are in process for both Indian Point units; current license expirations are 9/28/13 for Indian Point 2 and 12/12/15 for Indian Point 3.

(d)
Average revenue under contract may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.  Also, average revenue under contract excludes payments owed under the value sharing agreement with the New York Power Authority.

(e)
Reflects updated capacity sold forward that removes Vermont Yankee’s earlier allocations for the delivery periods from June 2013 through May 2015.  In the second quarter of 2012, ISO New England accepted Vermont Yankee’s bid to delist for the June 2015 through May 2016 forward capacity auction #6 and retroactively for the June 2013 through May 2014 FCA #4; ISO-NE has until May 2013 to consider the delist bid for FCA #5.

(f)
Non-nuclear planned generation and net MW in operation include purchases from affiliated and non-affiliated counterparties under long-term contracts and exclude energy and capacity from Entergy Wholesale Commodities’ wind investment accounted for under the equity method of accounting and Ritchie.

(g)	Non-nuclear net revenue estimated as of 6/30/12 and may fluctuate due to factors including commodity prices, costs in cost-based energy and capacity contracts and other risk management costs.

IV.	Parent & Other

The Parent & Other disclosure segment reported a loss of $(0.12) per share on an as-reported basis and an operational basis in second quarter 2012, compared to as-reported and operational earnings of $0.01 per share in second quarter 2011.  Higher income tax expense on Parent & Other activities was the primary factor driving the decrease.  Both periods reflected favorable tax items.  Second quarter 2012 benefited from a favorable decision received in June 2012 from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.  The second quarter of 2011 benefited from a reversal of a tax reserve related to an IRS settlement, which exceeded income tax adjustments recorded in the current period.

V.	2012 Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.49 to $4.29 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share.

The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-merge of Entergy’s transmission business with ITC.  As-reported earnings guidance for 2012 does not reflect any potential future expenses for the proposed spin-merge; as-reported 2012 guidance will be updated throughout the year as these transaction-related expenses are incurred.

The 2012 earnings guidance is detailed in Table 8.  Year-over-year changes are shown as point estimates and are applied to 2011 earnings to compute the 2012 guidance midpoint.  Drivers for the 2012 guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.

Table 8: 2012 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Operational last updated April 2012, As-Reported last updated July 2012 (h)
Segment	Description of Drivers	2011 Earnings per Share	Expected Change	2012 Guidance Midpoint	2012 Guidance Range

Utility	2011 Operational Earnings per Share	6.20
	Adjustment to normalize weather		(0.52)
	Increased net revenue due to absence of sharing 2011 tax benefit with Entergy Louisiana customers		1.11
	Increased net revenue due to sales growth and rate actions		0.85
	Increased non-fuel operation and maintenance expense		(0.05)
	Increased other operating expenses		(0.10)
	Increased depreciation expense		(0.20)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(2.49)
	Other		0.10
	Subtotal	6.20	(1.40)	4.80

Entergy Wholesale Commodities	2011 Operational Earnings per Share	2.74
	Decreased net revenue from nuclear assets due primarily to lower pricing		(0.60)
	Increased non-fuel operation and maintenance expense for nuclear operations		(0.05)
	Increased other operating expenses for nuclear operations		(0.05)
	Decommissioning liability reduction in 2011		(0.12)
	Increased depreciation expense on nuclear assets		(0.05)
	Increased after-tax operating income for EWC non-nuclear operations, including RISEC acquisition		0.10
	Increased interest and dividend income		0.05
	Higher effective income tax rate		(0.17)
	Other		(0.05)
	Subtotal	2.74	(0.94)	1.80

Parent & Other	2011 Operational Earnings per Share	(1.32)
	Increased Parent non-fuel operation and maintenance expense		(0.05)
	Increased Parent interest expense		(0.15)
	Lower income tax expense		0.74
	Other		(0.02)
	Subtotal	(1.32)	0.52	(0.80)

Consolidated Operational	2012 Operational Earnings per Share Guidance Range	7.62	(1.82)	5.80	5.40 – 6.20

	Decreased net revenue due to first quarter 2012 weather impact		(0.18)
	Increased income tax expense resulting from write-off of regulatory asset		(0.26)
	Increased non-fuel operation and maintenance expense due to final pension assumptions		(0.24)
	Reduced operating expenses due to Vermont Yankee asset impairment		0.14
	Decreased net revenue on EWC’s nuclear open position largely driven by lower energy prices as of March 31, 2012		(0.23)
	Other		0.22

	Revised 2012 Operational Earnings per Share Guidance Range	7.62	(2.37)	5.25	4.85 – 5.65

Consolidated As-Reported	2011 As-Reported Earnings per Share	7.55
	Changes detailed above		(2.37)
	2011 special items for expenses associated with proposed spin-merge of Entergy’s transmission business		0.07
	Asset impairment on Vermont Yankee nuclear power plant		(1.26)
	Year-to-date 2012 special item for expenses associated with proposed spin-merge of Entergy’s transmission business		(0.10)
	2012 As-Reported Earnings per Share Guidance Range (i)	7.55	(3.66)	3.89	3.49 – 4.29

(h)	Originally prepared November 2011, updated January 2012 to reflect 2011 final results, revised April 2012 and updated on as-reported basis July 2012.
(i)	As-reported earnings guidance will be updated to reflect special items as recorded throughout 2012.

Key assumptions supporting 2012 operational earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 1.6 percent on a weather-adjusted basis, including the effects of industrial expansion and cogen loss
•	Increased net revenue from rate actions
•
Increased net revenue due to the absence of the third quarter 2011 regulatory charge to reflect an agreement to share a portion of the benefits with Entergy Louisiana customers that resulted from an Internal Revenue Service tax settlement

•
Increased non-fuel operation and maintenance expense due to plant acquisitions and general expense increases, including lower expense associated with employee stock options, which is offset in Parent & Other

•	Increased depreciation expense associated with capital spending at the Utility
•	Increased other operating expense due primarily to higher taxes other than income taxes, resulting largely from new plant acquisitions as well as expiration of property tax exemptions
•	Increased interest expense due to higher debt outstanding
•	Higher effective income tax rate in 2012, due largely to the absence of the August 2011 IRS settlement, a portion of which was partially offset in net revenue as noted above
•	Other primarily driven by the effect of 2011 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the non-utility nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30-day scheduled refueling outages at Indian Point 2 and Palisades in Spring 2012 and FitzPatrick in Fall 2012

•	Assumes full year operations for Vermont Yankee and Pilgrim
•	89 percent of energy sold under existing contracts at the time 2012 guidance was initiated and 11 percent sold into the spot market for EWC-nuclear fleet
•	$49/MWh average energy contract price and $46/MWh average unsold energy price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•
50 percent of capacity sold under existing contracts (including 32 percent sold as capacity contracts and 18 percent sold bundled with energy) for EWC-nuclear fleet at the time 2012 guidance was initiated

•	$2.8/kW-month average sold capacity contract price and $0.5/kW-month average unsold capacity price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•	Palisades PPA revenue amortization of $17 million in 2012, down from $43 million in 2011
•	Increased nuclear fuel expense reflected in net revenue
•	Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25.5/MWh reflecting general expense increases
•	Absence of reduction in the asset retirement obligation resulting from an updated Vermont Yankee decommissioning cost study, which reduced decommissioning expense, completed in the fourth quarter 2011
•	Increased other operating expense due to higher decommissioning expense (excluding the fourth quarter 2011 adjustment noted above) and higher taxes other than income taxes for nuclear operations
•	Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets
•
Improved year-over-year operating income for the balance of EWC’s business, including the assumed RISEC acquisition by year-end 2011 and market prices at the end of September 2011 (2012 guidance range revised in April 2012 considers market prices as of March 2012)

•	Higher effective income tax rate in 2012

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to the refinancing of low-cost debt (at the time 2012 guidance was initiated, the existing credit facility was set to expire in August 2012)
•	Lower income tax expense in 2012

Share Repurchase Program
•
2012 average fully diluted shares outstanding of approximately 177 million; does not assume any repurchases under the $500 million share repurchase authority, $350 million of which remained as of December 31, 2011

Other
•	Overall effective income tax rate of 34 percent in 2012
•	Pension discount rate of 5.6 percent (the final average pension discount rate is 5.1 percent)

2012 Guidance Range Revised April 2012
•	Unfavorable weather effect through first quarter 2012
•	First quarter 2012 write-off of a regulatory asset associated with income taxes
•	Lower-than-planned pension discount rate and other updated pension assumptions
•	Reduced expenses (fuel, refueling outage amortization, depreciation) for Vermont Yankee resulting from the asset impairment recorded in the first quarter of 2012
•
$30/MWh average EWC unsold nuclear energy price based on year-to-date and balance of the year market prices as of the end of the March 2012; average energy price for unsold volume based on prices as of the end of June 2012 is around the lower $30/MWh range

•
$1.15/kW-month average EWC unsold nuclear capacity price based on year-to-date and balance of the year market prices as of the end of March 2012; average capacity price for unsold volume based on prices as of the end of June 2012 is approximately $1.2/kW-month

•
Other includes reductions in non-fuel operation and maintenance expense, lower-than-planned interest expense based on financings completed to date and potential income tax benefits incremental to the original plan

Earnings guidance for 2012 should be considered in association with earnings sensitivities as shown in Table 9.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are retail sales for Utility and energy prices for Entergy Wholesale Commodities.  In addition, the broader earnings guidance range for 2012 takes into consideration a number of regulatory initiatives (rate actions) underway across the Utility jurisdictions.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2012 Earnings Sensitivities
(Per share in U.S. $) – Updated April 2012
Variable	2012 Guidance Assumption	Description of Change	Estimated Annual Impact (j)
Utility
Sales growth Residential Commercial / Governmental Industrial	Around 1.6% total sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.37
Entergy Wholesale Commodities (k)
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.06
Energy revenues	89% energy sold at $49/MWh in 2012; 11% unsold at $30/MWh in 2012	$10/MWh market price change	- / + 0.10
Non-fuel operation and maintenance expense (l)	$25.5/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.14
Outage (lost revenue only)	93% capacity factor, including refueling outages for three non-utility nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $49/MWh for sold and $30/MWh for unsold volumes in 2012	- 0.03 / n/a

(j)	Based on 2011 average fully diluted shares outstanding of approximately 178 million.
(k)	Based on Entergy Wholesale Commodities’ nuclear portfolio. Assumes successful license renewal and uninterrupted normal operation at all plants.
(l)	Excludes the effect of the special item for impairment of the Vermont Yankee plant recorded in first quarter 2012.

VI.	Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.  Table 10 summarizes the current long-term financial outlook for 2010 through 2014, which does not reflect the effects of the proposed spin-merge of the transmission business discussed in Appendix A.

Table 10: Long-term Financial Outlook (see Appendix F for definitions of certain measures)
Prepared November 2011
Category	Long-term Outlook	Assumption

Earnings	Utility net income	6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
Entergy Wholesale Commodities results
Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business.  At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010.  However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and/or enforcement of additional environmental regulations.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments.  Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program.  Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases.  Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook.  The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.
Solid credit metrics that support ready access to capital on reasonable terms.

The long-term financial outlook should be considered in association with 2014 financial sensitivities as shown in Table 11.  These sensitivities illustrate the estimated change in earnings or adjusted EBITDA resulting from changes in business drivers.  Estimated impacts shown in Table 11 are intended to be illustrative.

Table 11: 2014 Financial Sensitivities – Illustrative
Long-term Outlook	Assumption	Drivers	Estimated Annual Impact
Utility			(Per share in U.S. $) (m)
Earnings growth	6 – 8% compound annual net income growth rate from 2010 through 2014 (2009 base)	1% retail sales growth $100 million/year investment in service 1% change in allowed ROE 1% change in non-fuel operation and maintenance expense $100 million change in debt	- / + 0.14 - / + 0.03 - / + 0.45 + / - 0.07 + / - 0.02
Entergy Wholesale Commodities			(Adjusted EBITDA in U.S. $, millions) (n) (o)
Adjusted EBITDA	Decline in adjusted EBITDA at current sold and forward power prices compared to 2010, plus option value	+0 – 1,500 Btu/kWh heat rate expansion +$0 – 4/kW-mo capacity price - / + $0 – 1/MMBtu change in Henry Hub natural gas price $1/MWh EBITDA expense	Up to 125 Up to 170 Down to 200 / Up to 225 +/- 40
Corporate			(Per share in U.S. $) (m)
Balanced capital investment / return / credit quality		1% change in interest rate on $1 billion debt 1% change in overall effective income tax rate $500 million share repurchase (share accretion effect only)	+ / - 0.03 + / - 0.09 + 0.20 – 0.25

(m)	Based on estimated 2012 average fully diluted shares outstanding of approximately 177 million.
(n)	Based on Entergy Wholesale Commodities’ nuclear portfolio. Assumes successful license renewal and uninterrupted normal operation at all plants.
(o)
Each sensitivity assumes all other factors remain constant; however, market heat rates typically move inverse to natural gas prices and partially offset natural gas price movements.  This partial offset is not captured in the sensitivity.

VII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC Holdings Corp.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix C provides information on selected pending local and federal regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business
Appendix A provides information on Entergy’s plans to spin off its transmission business and merge that business with a subsidiary of ITC Holdings Corp.

Entergy’s Transmission Business Overview
Entergy’s electric transmission business consists of more than 15,800 miles of interconnected transmission lines at voltages of 69kV and above and associated substations across its utility service territory in the Mid-South.  Following the completion of the transaction, ITC will become one of the largest electric transmission companies in the U.S., with over 30,000 miles of transmission lines, spanning from the Great Lakes to the Gulf Coast.

Transaction Overview
In December 2011, Entergy and ITC Boards of Directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC.  Terms of the transaction agreements include:
•	Entergy will spin off its electric transmission business, or “Transco,” to Entergy’s shareholders in the form of a tax-free spin-off.
•	After the spin-off, the newly formed Transco will merge with a newly formed subsidiary of ITC.
•	Prior to the merger, ITC expects to effectuate a $700 million recapitalization, which will take the form of a one-time special dividend, a share repurchase or a combination thereof.
•
The merger will result in Entergy shareholders receiving 50.1 percent of the shares of pro forma ITC in exchange for their shares of Transco; existing ITC shareholders will own the remaining 49.9 percent of the resulting company.

Entergy expects to receive gross cash proceeds of $1.775 billion from indebtedness that will be incurred in connection with the transaction, and this indebtedness will be assumed by ITC at the close of the merger.  Entergy expects to utilize most of the cash proceeds to retire debt associated with the transmission business at its utility operating companies and the balance for debt reduction at the parent, Entergy Corporation.

Closing Conditions and Approvals
The transaction is subject to the satisfaction of certain closing conditions.  Primary filings and approvals required include Entergy’s retail regulators as well as several federal agencies.  ITC shareholders must also approve the transaction.

Upcoming activities in the third quarter will focus largely on regulatory filings with Entergy’s retail jurisdictions as well as FERC.  Work on other key approvals is expected to continue or begin in the third quarter of 2012.

Appendix A outlines the primary filings and requirements, with descriptions of each.

Appendix A: Primary Filings
Authority	Requirements
Entergy’s Retail Regulators	Approval required for: • Change of control of transmission assets • Affiliate transaction-related steps in the spin-merge • Authorization to incur debt in some jurisdictions
Federal Energy Regulatory Commission
Approval required for:
• Change of control of transmission assets (203 filing)
• Acceptance of jurisdictional agreements (205 filing)
• Authorization to assume debt / issue securities (204 filings)
• Changes to System Agreement to remove provisions related to transmission planning and equalization
• New ITC rate tariffs to be established for the ITC operating companies (205 filing)

Hart-Scott-Rodino Antitrust Improvements Act	• Pre-merger notification to review potential antitrust and competition issues
Internal Revenue Service	• Private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the distribution of Transco are met
Nuclear Regulatory Commission	• Approval of certain license transfers and amendments as part of the steps to complete the transaction
Securities and Exchange Commission	• ITC Form S-4 and Proxy Statement (including audited financial statements and disclosures for the Entergy transmission business) • Transco Registration Statement
ITC Shareholders	Approval required for: • Merger, • Issuance of shares to Entergy shareholders, and • Amendment to ITC charter to increase authorized number of shares

Expected Close
Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the required approvals and filings discussed above.

Additional Information and Where to Find It
ITC and Transco will file registration statements with the Securities and Exchange Commission (SEC) registering shares of ITC common stock and Transco common units to be issued to Entergy shareholders in connection with the proposed transactions.  ITC will also file a proxy statement with the SEC that will be sent to the shareholders of ITC.  Entergy shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents, because they contain important information about ITC, Transco and the proposed transactions.  ITC shareholders are urged to read the proxy statement and any other relevant documents because they contain important information about Transco and the proposed transactions.  The proxy statement, prospectus and/or information statement, and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 and Appendix B-2 provide details of second quarter and year-to-date 2012 vs. 2011 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
Second Quarter 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	1.39	1.39		0.36	0.36		0.01	0.01		1.76	1.76
Income taxes - other	1.06	1.06	(p)	0.09	0.09	(q)	(0.08)	(0.08)	(r)	1.07	1.07
Decommissioning expense	(0.01)	(0.01)		0.16	0.16	(s)	-	-		0.15	0.15
Other income (deductions) - other	(0.01)	(0.01)		0.02	0.02		0.01	0.01		0.02	0.02
Nuclear refueling outage expense	-	-		0.02	0.02		-	-		0.02	0.02
Share repurchase effect	0.01	0.01		-	-		-	-		0.01	0.01
Preferred dividend requirements	-	-		0.01	0.01		(0.01)	(0.01)		-	-
Taxes other than income taxes	(0.01)	(0.01)		(0.02)	(0.02)		-	-		(0.03)	(0.03)
Interest expense and other charges	(0.01)	(0.01)		-	-		(0.03)	(0.03)		(0.04)	(0.04)
Depreciation / amortization expense	(0.02)	(0.02)		(0.02)	(0.02)		-	-		(0.04)	(0.04)
Other operation & maintenance expense	(0.15)	(0.10)	(t)	(0.06)	(0.06)	(u)	(0.02)	(0.02)		(0.23)	(0.18)
Net revenue	(0.53)	(0.53)	(v)	(0.10)	(0.10)	(w)	-	-		(0.63)	(0.63)
2012 earnings	1.72	1.77		0.46	0.46		(0.12)	(0.12)		2.06	2.11

Appendix B-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-date 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	2.30	2.30		1.04	1.04		(0.20)	(0.20)		3.14	3.14
Income taxes - other	0.81	0.81	(p)	0.11	0.11	(q)	(0.10)	(0.10)	(r)	0.82	0.82
Decommissioning expense	(0.01)	(0.01)		0.15	0.15	(s)	-	-		0.14	0.14
Other income (deductions) - other	0.02	0.02		0.04	0.04		-	-		0.06	0.06
Nuclear refueling outage expense	-	-		0.02	0.02		-	-		0.02	0.02
Share repurchase effect	0.02	0.02		(0.01)	(0.01)		-	-		0.01	0.01
Asset impairment	-	-		(1.26)	-	(x)	-	-		(1.26)	-
Preferred dividend requirements	-	-		0.01	0.01		(0.01)	(0.01)		-	-
Taxes other than income taxes	(0.02)	(0.02)		(0.05)	(0.05)	(y)	-	-		(0.07)	(0.07)
Interest expense and other charges	(0.03)	(0.03)		(0.01)	(0.01)		(0.04)	(0.04)		(0.08)	(0.08)
Depreciation / amortization expense	(0.05)	(0.05)	(z)	(0.04)	(0.04)		-	-		(0.09)	(0.09)
Other operation & maintenance expense	(0.30)	(0.21)	(t)	(0.14)	(0.14)	(u)	(0.02)	(0.01)		(0.46)	(0.36)
Net revenue	(0.67)	(0.67)	(v)	(0.35)	(0.35)	(w)	(0.01)	(0.01)		(1.03)	(1.03)
2012 earnings	2.07	2.16		(0.49)	0.77		(0.38)	(0.37)		1.20	2.56

(p)
The current quarter and year-to-date increases were largely driven by an agreement reached with the IRS in second quarter 2012 regarding storm cost financings in Louisiana; the resolution of this item resulted in a significant decrease in income tax expense.  The year-to-date increase was partially offset by higher income tax expense associated with the write off of an Entergy Gulf States Louisiana regulatory asset in the first quarter of 2012.

(q)	Increases in the current quarter and year-to-date were due primarily to the absence of the change in Michigan tax law stemming from legislation enacted in May 2011.

(r)
The current quarter and year-to-date decreases reflected favorable tax items in the current and prior periods.  Second quarter 2012 benefited from a favorable decision received in June 2012 from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.  The second quarter of 2011 benefited from a reversal of a tax reserve related to an IRS settlement, which exceeded income tax adjustments recorded in the current period.

(s)
The current quarter and year-to-date increases were due primarily to a reduction in the asset retirement obligation, reducing decommissioning expense, which factored in, among other things, an updated decommissioning cost study for the Pilgrim Nuclear Power Station.

(t)
Decreases in the current quarter and year-to-date were largely attributable to higher compensation and benefits costs (largely pension) as well as increased fossil outage and distribution spending (both due partly to timing).  Absence of nuclear insurance refunds received in the first quarter of 2011 also contributed to the year-to-date decrease.  Deferral of previously incurred MISO implementation costs as approved by the Federal Energy Regulatory Commission and the Louisiana Public Service Commission provided a partial offset.  Expenses incurred in connection with the planned spin-merge of the transmission business also contributed to the as-reported decreases.

(u)	Decreases in the current quarter and year-to-date were due primarily to higher compensation and benefits costs (largely pension) and the RISEC acquisition.

Utility Net Revenue Variance Analysis 2012 vs. 2011 ($ EPS)
	Second Quarter	Year-to-Date
Weather	(0.10)	(0.37)
Sales growth / pricing	0.10	0.26
Regulatory agreement	(0.57)	(0.57)
Other	0.04	0.01
Total	(0.53)	(0.67)
(v)
The current quarter and year-to-date decreases were due largely to a regulatory charge resulting from the agreement to share income tax benefits resulting from an IRS agreement discussed in (p) above.  Weather, as compared to the prior periods, also contributed to the decreases.  The decreases were partially offset by positive weather-adjusted sales growth and the net effects of regulatory actions in several jurisdictions, including Entergy Texas and Entergy New Orleans as well as Entergy Louisiana’s rate action relating to the acquisition of Unit 2 of the Acadia Energy Center.

(w)
Decreases in the current quarter and year-to-date were due primarily to lower energy pricing as well as lower generation for the non-utility nuclear fleet.  Decreased generation is attributable to higher refueling and unplanned outage days.  The effect of outage days was offset by exercise of resupply options provided for in power purchase agreements whereby EWC may elect to supply power from another source when the plant is not running.  The majority of the resupply benefit in the current quarter was realized from one long-term power purchase agreement.  Revenues from RISEC, which was acquired in the fourth quarter of 2011, also partially offset the decrease.

(x)
The year-to-date as-reported decrease was due to the first quarter 2012 impairment loss to write down the carrying values of Vermont Yankee’s long-lived assets to their fair value, in accordance with GAAP.

(y)
The year-to-date decrease was due primarily to higher property tax for the James A. FitzPatrick Nuclear Power Plant, which resulted from expiration of an agreement entered into shortly after the plant was acquired, and higher payroll taxes.

(z)	The year-to-date decrease reflects higher depreciable plant balances.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are not routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Second Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(0.05)	-	(0.05)	(0.09)	-	(0.09)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(1.26)	-	(1.26)

Parent & Other
Transmission business spin-merge expenses	-	-	-	(0.01)	-	(0.01)

Total Special Items	(0.05)	-	(0.05)	(1.36)	-	(1.36)

(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(9.9)	-	(9.9)	(15.7)	-	(15.7)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(223.5)	-	(223.5)

Parent & Other
Transmission business spin-merge expenses	0.3	-	0.3	(1.0)	-	(1.0)

Total Special Items	(9.6)	-	(9.6)	(240.2)	-	(240.2)

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion filed 6/10 based on 6/30/09 test yr, with known and measurable changes through 6/30/10
Rate Case Recent Activity: None.
Background: EAI implemented a $63.7 million rate increase in July 2010 pursuant to the settlement approved by the Arkansas Public Service Commission (APSC) in June 2010 authorizing a 10.2 percent allowed return on equity (ROE).

Hot Spring Acquisition Recent Activity: On July 11, 2012, the APSC approved EAI’s acquisition of the Hot Spring plant as in the public interest.  The APSC also approved recovery of the acquisition costs through a capacity acquisition rider and set the ROE for the rider at 10.2 percent.  The U.S. Department of Justice (DOJ) review of the transaction is ongoing.  Closing has been delayed while the DOJ continues its review.  EAI does not know when the DOJ will conclude its review or the extent to which its review of the transaction will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies.
Background: On April 29, 2011, EAI announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility, a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Arkansas, from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $277 million (or $447/kW), including the purchase price of approximately $253 million (or $408/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades and any purchase price premium for delay in obtaining required regulatory approvals.  On February 9, 2012, the Federal Energy Regulatory Commission (FERC) issued an order authorizing the Hot Spring acquisition under Section 203 of the Federal Power Act.  EAI and KGen Hot Spring LLC have satisfied their obligations under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act).

Entergy Gulf States Louisiana
Authorized ROE Range:
 9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base:
 $2.4 billion (electric) filed 5/12 based on 12/31/11 test yr
$0.05 billion (gas) filed 4/12 based on 9/30/11 test yr

Formula Rate Plan Recent Activity: On May 31, 2012, EGSL filed its 2011 test year formula rate plan (FRP).  The ROE reflected in the filing was 11.94 percent, above the earnings bandwidth.  If approved as filed, cost of service rates will decrease $(6.5) million.  The filing also reflected a $(22.9) million decrease outside of the FRP sharing mechanism for capacity costs and a $0.56 million increase associated with a realignment of SO2 costs from the Fuel Adjustment Clause to base rates.  EGSL is required to file a full rate case by January 2013.  In June 2012, the Louisiana Public Service Commission (LPSC) directed that the recovery of costs associated with preliminary new nuclear development activities at the River Bend site should be determined in connection with this next rate case filing, instead of under the LPSC’s New Nuclear Incentive Rule.
Background: At its October 2009 Business and Executive (B&E) session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years.  The new FRP, adopted for the 2008-2010 test years, retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to EGSL.  In November 2011, the LPSC approved a one-year extension of EGSL’s current FRP.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.6 billion filed 5/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: On May 15, 2012, ELL filed its 2011 test year FRP.  The ROE reflected in the filing was 9.63 percent, within the earnings bandwidth.  If approved as filed, there will be no cost of service rate change.  The filing also reflected an $18.1 million increase outside of the FRP sharing mechanism for capacity costs.  Subsequently, on June 22, 2012, ELL supplemented its 2011 FRP filing to estimate the first year revenue requirement associated with the Waterford 3 replacement steam generator (RSG) project.  ELL is required to file a full rate case by January 2013.  In June 2012, the LPSC directed that the recovery of costs associated with preliminary new nuclear development activities at the River Bend site should be determined in connection with this next rate case filing, instead of under the LPSC’s New Nuclear Incentive Rule.
Background: At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years.  The new FRP, adopted for the 2008-2010 test years, retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to ELL.  In November 2011, the LPSC approved a one-year extension of ELL’s current FRP.  As part of the one-year extension, if the Waterford 3 RSG project is completed by March 31, 2013, ELL shall be permitted to include in rates the revenue requirement associated with the project upon completion.  Inclusion of the revenue requirement shall be on a subject-to-refund basis pending proceedings by the LPSC to review the prudence of costs related to project construction.  For the rate-effective period of the 2011 test year prior to the project’s completion, earnings above certain levels will be recorded as a regulatory liability used to offset the Waterford 3 RSG project’s revenue requirement.  Beginning in September 2012 (the normal FRP rate change date) and ending the earlier of (1) when the project is closed to plant or (2) January 1, 2013, earnings in excess of the upper band (11.05 percent) shall be recognized by recording a regulatory liability.  After January 1, 2013, earnings in excess of 10.25 percent shall be recognized by recording a regulatory liability.  Upon the project’s completion, earnings above 10.25 percent shall be used to offset the project’s revenue requirement.  The total regulatory liability shall be amortized to the project’s revenue requirement over the first twelve months of operation.  These rates are anticipated to remain in effect until ELL’s next full rate case is resolved.

Waterford 3 Steam Generator Replacement Recent Activity: On April 30, 2012, ELL filed its Quarterly Monitoring Report indicating that the Waterford 3 RSG project continues to meet revised cost estimates and the revised schedule for installation in Fall 2012.  See also, ELL - Formula Rate Plan Recent Activity and Background.
Background: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms.  On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million was prudent and the timing concurrent with the 2011 outage was reasonable.  On December 17, 2010, ELL notified the LPSC that Westinghouse advised that the

Appendix C: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Louisiana (continued)
Waterford 3 RSGs would not be completed and delivered in time to maintain the then current project schedule for installation during the Spring 2011 refueling outage.  On June 15, 2011, ELL filed a Special Monitoring Report to reflect the updated cost and schedule associated with the project.  The installation schedule was revised from the Spring 2011 refueling outage to the Fall 2012 refueling outage.  Additional funding of approximately $176 million is required, bringing the revised replacement project total to approximately $687 million.  On December 19, 2011, ELL filed an application to establish the revenue requirement for the project that will be placed into rates, subject to refund pending a review of the prudence of the project costs, upon the commercial operation.  Pending the final determination of the revenue requirement, through its 2011 test year FRP filing, ELL will place the Waterford 3 RSG costs into rates subject to refund.

Entergy Mississippi Authorized ROE Range: 9.88% - 12.01% (per revised FRP filing) Last Filed Rate Base: $1.7 billion filed 3/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: On March 15, 2012, EMI filed its 2012 FRP evaluation report for the 2011 test year with the Mississippi Public Service Commission (MPSC); the evaluation report was subsequently revised on April 30, 2012.  The revised filing reflected a 10.92 percent earned ROE which was within the bandwidth.  If approved as filed, there will be no change in rates.  The revised 10.95 percent FRP midpoint ROE included the benefit of a 0.62 percent performance incentive.
Background: On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors;
(4) increased the percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing; and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years.  Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance.  The annual filing occurs each March with rates effective each June.  EMI’s FRP does not have an expiration date.

Hinds Acquisition Recent Activity: The retail cost recovery proceeding remains pending before the MPSC.  The DOJ review of the transaction is ongoing.  Closing has been delayed while the DOJ continues its review.  EMI does not know when the DOJ will conclude its review or the extent to which its review of the transaction will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies.
Background: On April 29, 2011, EMI announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility, a 450 MW (summer rating) natural gas-fired combined-cycle turbine plant located in Jackson, Mississippi, from KGen Hinds LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $246 million (or $547/kW), including the purchase price of approximately $206 million (or $458/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades and any purchase price premium for delay in obtaining required regulatory approvals.  On February 9, 2012, FERC issued an order authorizing the Hinds acquisition under Section 203 of the Federal Power Act.  On February 28, 2012, the MPSC approved certification of the transaction.  EMI and KGen Hinds LLC have satisfied their obligations under the HSR Act.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric), $0.09 billion (gas) filed 5/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: On May 31, 2012, ENOI filed its 2011 test year FRP.  The filing reflected a 9.84 percent earned ROE for electric and a 9.45 percent earned ROE for gas, both of which were below the bandwidths.  If approved as filed, rates will increase $3 million for electric customers and $1 million for gas customers.  As part of the filing, ENOI requested to accelerate the funding of its storm reserve fund to allow it to meet the target established by the Council of the City of New Orleans (CCNO) of a $75 million balance by 2017.  The proposed increase is intended to replenish the $20 million expended for hurricanes Gustav and Ike.  ENOI anticipates that it will discuss possible renewal or extension of the FRP with the CCNO Advisors during the course of the 2011 test year FRP proceeding.  The CCNO would be required to approve any such renewal or extension.
Background: A new three-year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and the CCNO.  The settlement also implemented energy conservation and demand side management programs.

Entergy Texas Authorized ROE: 10.125% Last Filed Rate Base: $1.7 billion filed 11/11 based on 6/30/11 adjusted test yr
Rate Case Recent Activity: During the April 24, 2012 through May 4, 2012 hearing and in its post-hearing brief, the Public Utility Commission of Texas (PUCT) Staff revised its recommendation downward to a $27 million rate increase, retaining its recommended 9.6 percent ROE.  On July 6, 2012, the Administrative Law Judges issued a proposal for decision (PFD) recommending an overall rate increase of $16.4 million; however, the PUCT Staff’s workpapers supporting the PFD indicated a $28.3 million rate increase.  The PFD recommended an allowed ROE of 9.8 percent.  ETI and other parties filed exceptions to the PFD on July 23, 2012.  The matter has been placed on the agenda for consideration at the August 17, 2012 PUCT open meeting.
Background: On November 28, 2011, ETI filed its rate case requesting a $111.8 million base rate increase and a 10.6 percent ROE based on an adjusted twelve-month test year ending June 30, 2011.  As part of the filing, ETI proposed a Purchased Power Recovery (PPR) rider.  On January 12, 2012, the PUCT voted to not address the PPR rider in the current rate case; however, the PUCT voted to set a baseline in this rate case that would be applicable if a PPR rider is approved in the open rulemaking project docket.  On April 3, 2012, the PUCT Staff filed direct testimony recommending a base rate increase of $66.1 million and a 9.6 percent ROE.  On April 13, 2012, ETI filed rebuttal testimony indicating a revised request for a $104.8 million base rate increase.

Other Recent Regulatory Activity: None.
Background: On March 10, 2011, the PUCT opened a rulemaking to review recovery of purchased power capacity costs.  The parties provided comments in June 2011 and the PUCT Staff subsequently held a technical conference.

Appendix C: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Wholesale Regulation
System Energy Resources, Inc. Authorized ROE: 10.94% Last Calculated Rate Base: $1.0 billion for 6/30/12 monthly cost of service
Recent Activity: None.
Background: 10.94 percent ROE approved by July 2001 FERC order.
Grand Gulf Uprate: Implementation of the approximate 178 MW uprate was completed during the Spring 2012 refueling outage.  SERI owns or leases 90 percent of the plant.  The total capital investment made in the course of the implementation of the Grand Gulf uprate project is estimated at approximately $874 million, including South Mississippi Electric Power Association’s 10 percent share.  On November 30, 2009, the MPSC issued a Certificate of Public Convenience and Necessity for implementation of the uprate.  In July 2012, the NRC approved the license amendment, allowing the plant to operate at the uprated capacity level.

Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (aa) Last Filed OATT Rate Base: $2.3 billion (bb) filed 5/12 based on 12/31/11 test year
Proposal to Join MISO Recent Activity: On May 23, 2012, the LPSC approved EGSL’s and ELL’s request for MISO membership, subject to certain contingencies and conditions, as is in the public interest.  On May 30-31, 2012, a hearing was held on EAI’s request to join MISO; an APSC decision is pending.  On April 30, 2012, ETI submitted its change of control filing to the PUCT; the hearing on ETI’s application commenced on July 30, 2012.  The MPSC hearing on EMI’s application, previously scheduled to begin in July 2012, has been delayed to allow parties additional time to conduct further analysis.
On June 28, 2012, the LPSC approved EGSL’s and ELL’s request to transition to MISO as the next Independent Coordinator of Transmission (ICT) as of November 2012 (the end of the current ICT arrangement) until the Utility operating companies join the MISO RTO, targeted for December 2013.
FERC filings related to integrating the Utility operating companies into MISO are targeted for the second half of 2012.
Background: In November 2006, the Utility operating companies installed Southwest Power Pool (SPP) as their ICT with an initial term of four years unless Entergy filed and FERC approved an extension beyond that four-year period (subsequently extended for two years).  The Utility operating companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system, and overseeing the weekly procurement process.  The current arrangement ends November 2012.
On May 12, 2011, the Utility operating companies submitted detailed analysis to their respective retail regulators supporting their conclusion that joining MISO will provide meaningful long-term benefits for customers.  The proposal to join MISO also addresses the exit of EAI and EMI from the System Agreement.  EAI, EGSL, ELL, EMI and ENOI submitted their change of control filings to their respective regulators in the fourth quarter of 2011.
On April 19, 2012, FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility operating companies into MISO.  In addition, the Utility operating companies have agreed to give authority to the Entergy Regional State Committee (E-RSC), upon unanimous vote and within the first five years after the Utility operating companies join MISO, (i) to direct the allocation of certain transmission upgrade costs among the Utility operating companies’ transmission pricing zones in a manner that differs from the allocation that would occur under the MISO tariff and (ii) to direct the Utility operating companies as transmission owners to add projects to MISO’s transmission expansion plan.  The E-RSC, comprised of one representative from each of the Utility operating company retail regulators, was formed in 2009 to consider several of the issues related to the Entergy transmission system.

System Agreement Recent Activity: On May 31, 2012, the rough production cost equalization (RPCE) bandwidth filing based on 2011 test year data was made at FERC.  The calculation provided in the filing indicated that EAI will need to make a $41 million payment to ELL.
On June 21, 2012, FERC issued an order affirming in part and reversing in part the initial decision issued by the administrative law judge in December 2010 relating to an LPSC complaint involving Entergy’s accounting for wholesale opportunity sales of energy by EAI to third parties during the period 2000 through 2009.  The order found that, although the sales at issue were permitted under the System Agreement and were made and priced in good faith, the after-the-fact accounting methodology used to allocate the energy used to supply the sales was inconsistent with the System Agreement.  Quantifying the effects of FERC’s decision will require re-running intra-system bills, and Entergy is unable to estimate the potential effects of the reallocation at this time; the FERC decision established further hearing procedures to determine the calculations.  On July 23, 2012, Entergy filed a request for rehearing.
Background: The System Agreement case addresses the allocation of production costs among the Utility operating companies.  In 2005, FERC issued orders that require each Utility operating company’s production costs to be within +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs.  A subsequent FERC order in late 2011, addressing a directive by the U.S. Court of Appeals for the DC Circuit (DC Circuit), concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding).
Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling over $1.2 billion.  FERC set each of the 2007 through 2011 bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties.  Requests for rehearing and clarification of a final FERC order in the 2007 bandwidth proceeding were filed.  All other bandwidth proceedings, as well as protests of the compliance filing associated with calculations for RPCE payments for the period of June through December 2005, remain outstanding.
On November 19, 2009, FERC accepted EAI’s and EMI’s notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively.  After FERC denied their requests for rehearing, the LPSC and CCNO subsequently appealed the decision to the DC Circuit.  On January 13, 2012, the DC Circuit held oral argument of the LPSC and CCNO appeals.

(aa)	Applies to sales made under Entergy’s FERC-jurisdictional Open Access Transmission Tariff (OATT).

(bb)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter.  Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters.  Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Second Quarter 2012 vs. 2011 (see Appendix F for definitions of certain measures)

For 12 months ending June 30	2012	2011	Change
GAAP Measures
Return on average invested capital – as-reported	6.2%	7.7%	(1.5%)
Return on average common equity – as-reported	11.3%	14.8%	(3.5%)
Net margin – as-reported	9.2%	11.5%	(2.3%)
Cash flow interest coverage	7.2	7.6	(0.4)
Book value per share	$50.96	$48.62	$2.34
End of period shares outstanding (millions)	177.2	176.8	0.4

Non-GAAP Measures
Return on average invested capital – operational	7.4%	7.9%	(0.5%)
Return on average common equity – operational	14.2%	15.2%	(1.0%)
Net margin – operational	11.6%	11.8%	(0.2%)

As of June 30 ($ in millions)	2012	2011	Change
GAAP Measures
Cash and cash equivalents	283	530	(247)
Revolver capacity	2,762	1,993	769
Total debt	12,533	12,360	173
Securitization debt	1,020	896	124
Debt to capital ratio	57.4%	58.1%	(0.7%)
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	92	101	(9)
Leases – Entergy’s share	508	546	(38)
Total off-balance sheet liabilities	600	647	(47)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	55.3%	56.3%	(1.0%)
Total gross liquidity	3,045	2,523	522
Net debt to net capital ratio, excluding securitization debt	54.7%	55.1%	(0.4%)
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	56.0%	56.5%	(0.5%)

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of measures)
3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	12YTD	11YTD
Financial
EPS – as-reported ($)	2.62	1.26	1.38	1.76	3.53	0.87	(0.86)	2.06	1.20	3.14
Less – special items ($)	(0.14)	(0.04)	- -	- -	- -	(0.07)	(1.30)	(0.05)	(1.36)	- -
EPS – operational ($)	2.76	1.30	1.38	1.76	3.53	0.94	0.44	2.11	2.56	3.14
Trailing twelve months
ROIC – as-reported (%)	8.2	7.8	7.7	7.7	8.2	8.0	6.0	6.2
ROIC – operational (%)	8.7	8.2	7.9	7.9	8.2	8.0	7.2	7.4
ROE – as-reported (%)	15.5	14.6	14.8	14.8	16.1	15.4	10.8	11.3
ROE – operational (%)	16.6	15.6	15.3	15.2	16.1	15.6	13.6	14.2
Cash flow interest coverage	8.0	7.8	7.8	7.6	6.6	7.1	7.5	7.2
Debt to capital ratio (%)	57.5	57.3	57.6	58.1	57.3	57.3	57.9	57.4
Debt to capital ratio, excluding securitization debt (%)	55.6	55.3	55.7	56.3	55.1	55.0	55.7	55.3
Net debt to net capital ratio, excluding securitization debt (%)	50.9	52.1	54.0	55.1	52.8	53.5	54.2	54.7
Utility
GWh billed
Residential	12,365	7,750	9,042	7,993	12,376	7,274	7,760	7,940	15,700	17,034
Commercial & Governmental	9,341	7,504	7,032	7,548	9,344	7,270	6,992	7,753	14,745	14,580
Industrial	10,276	9,880	9,516	10,140	11,024	10,130	9,958	10,408	20,366	19,657
Wholesale	1,063	1,021	947	1,036	1,038	1,090	732	836	1,568	1,983
O&M expense per MWh (cc)	$16.41	$21.18	$17.89	$19.09	$14.93	$21.99	$20.08	$19.94	$20.01	$18.49
Reliability – trailing twelve months
SAIFI	1.8	1.7	1.7	1.7	1.7	1.6	1.7	1.6
SAIDI	197	187	188	201	213	208	210	195
Entergy Wholesale Commodities
Operational adjusted EBITDA ($ millions)	246	281	253	174	241	193	144	127	272	427
Owned Capacity in MW	6,351	6,351	6,016	6,016	6,016	6,599	6,612	6,612	6,612	6,016
GWh billed	10,811	10,296	10,554	10,567	11,255	11,121	11,281	11,674	22,955	21,121
Avg realized revenue per MWh	$61.08	$58.29	$56.79	$52.74	$56.02	$52.48	$49.29	$48.27	$48.77	$54.77
Non-fuel O&M expense / purchased power per MWh (dd) (ee)	$29.35	$26.78	$24.86	$27.08	$25.39	$25.24	$25.16	$27.99	$26.60	$25.97
EWC Nuclear Operational Measures
Capacity factor (%)	91	86	91	91	98	93	88	85	87	91
GWh billed	9,888	9,644	9,913	9,993	10,645	10,367	9,838	10,426	20,264	19,906
Avg realized revenue per MWh	$61.41	$58.80	$57.46	$52.38	$56.07	$53.00	$50.32	$48.67	$49.47	$54.91
Production cost per MWh (dd)	$27.79	$25.23	$24.01	$25.96	$24.92	$25.92	$25.85	$26.61	$26.22	$24.99

(cc)	2012 excludes the effect of the special item associated with the proposed spin-merge of the transmission business at Utility.

(dd)	2010 excludes the effects of the non-utility nuclear spin-off expenses special item at Entergy Wholesale Commodities.

(ee)	First quarter and year-to-date 2012 excludes the effect of the special item for impairment of the Vermont Yankee plant at Entergy Wholesale Commodities.

E.	Planned Capital Expenditures

The capital plan for 2012 through 2014 anticipates $7.1 billion for investment, including $3.2 billion of maintenance capital, as shown in Appendix E.  The remaining $3.9 billion is for specific investments and other initiatives such as:
•
Utility: the Utility’s portfolio transformation strategy including the 620 MW Hot Spring and 450 MW Hinds power plant acquisitions (including planned plant upgrades, transaction costs and contingencies), an approximate 178 MW uprate project at the Grand Gulf nuclear plant and Entergy Louisiana’s Ninemile 6 new CCGT project; the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit; transmission upgrades and spending to support the Utility’s plan to join the MISO Regional Transmission Organization by December 2013.  Generation capital commitments include minimal investment for environmental compliance projects.  The effect of the increased cost estimate for the Grand Gulf nuclear plant uprate project, which increased approximately $120 million, is not reflected in the Utility capital plan (total capital investment including South Mississippi Electric Power Association’s share).

•
Entergy Wholesale Commodities: dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the fleet, NYPA value sharing, the Indian Point Independent Safety Evaluation and wedgewire screens at the Indian Point site.

Appendix E: 2012 – 2014 Planned Capital Expenditures
($ in millions) – Prepared January 2012
	2012	2013	2014	Total
Maintenance capital
Utility
Generation	128	129	131	388
Transmission	282	273	255	810
Distribution	433	485	496	1,414
Other	91	89	103	283
Utility Total	934	976	985	2,895
Entergy Wholesale Commodities	90	120	107	317
Maintenance capital subtotal	1,024	1,096	1,092	3,212
Other capital commitments
Utility
Generation	1,428	583	358	2,369
Transmission	170	128	264	562
Distribution	17	11	11	39
Other	45	47	35	127
Utility Total	1,660	769	668	3,097
Entergy Wholesale Commodities	259	241	291	791
Other capital commitments subtotal	1,919	1,010	959	3,888
Total Planned Capital Expenditures	2,943	2,106	2,051	7,100

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities
Owned capacity
Installed capacity owned and operated by Entergy Wholesale Commodities, including investments in wind generation accounted for under the equity method of accounting; EWC’s 335 MW ownership position in the Harrison County power plant was sold on December 31, 2010; EWC acquired the Rhode Island State Energy Center, a 583 MW natural gas-fired combined-cycle generating plant, on December 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed for Entergy Wholesale Commodities, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense / purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by Entergy Wholesale Commodities resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses and uninterrupted normal operations at all plants

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contacts are on owned non-utility resources located within Entergy’s service territory, which do not operate under market-based rate authority

Planned net MW in operation	Amount of capacity to be available to generate power and/or sell capacity considering uprates planned to be completed during the year
Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average revenue under contract per MWh or per kW per month
Revenue on a per unit basis at which generation output, capacity or combination of both is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades; revenue may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost

Financial measures defined in the below table include measures prepared in accordance with GAAP, as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at Entergy Wholesale Commodities
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas; the 2009 ice storm at Entergy Arkansas; and investment recovery of costs associated with the cancelled Little Gypsy repowering project at Entergy Louisiana

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense, and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12
As-reported net income-rolling 12 months (A)	1,336	1,250	1,285	1,285	1,421	1,346	946	996
Preferred dividends	20	20	20	20	20	21	21	21
Tax effected interest expense	358	354	327	320	320	316	322	329
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,714	1,624	1,632	1,625	1,761	1,683	1,289	1,346

Special items in prior quarters	(71)	(75)	(42)	(32)	(7)	-	(13)	(244)

Special items in current quarter
Asset impairment	-	-	-	-	-	-	(224)	-
Transmission spin-merge	-	-	-	-	-	(13)	(7)	(9)
Nuclear spin-off expenses	(25)	(7)	-	-	-	-	-	-
Total special items (C)	(96)	(82)	(42)	(32)	(7)	(13)	(244)	(253)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,810	1,706	1,674	1,657	1,768	1,696	1,533	1,599

Operational earnings, rolling 12 months (A-C)	1,432	1,332	1,327	1,317	1,428	1,359	1,190	1,249

Average invested capital (D)	20,802	20,781	21,093	21,101	21,509	21,126	21,339	21,556

Average common equity (E)	8,608	8,555	8,698	8,684	8,849	8,729	8,725	8,814

Operating revenues (F)	11,453	11,488	11,269	11,210	11,273	11,229	11,072	10,787

ROIC – as-reported % (B/D)	8.2	7.8	7.7	7.7	8.2	8.0	6.0	6.2

ROIC – operational % ((B-C)/D)	8.7	8.2	7.9	7.9	8.2	8.0	7.2	7.4

ROE – as-reported % (A/E)	15.5	14.6	14.8	14.8	16.1	15.4	10.8	11.3

ROE – operational % ((A-C)/E)	16.6	15.6	15.3	15.2	16.1	15.6	13.6	14.2

Net margin – as-reported % (A/F)	11.7	10.9	11.4	11.5	12.6	12.0	8.5	9.2

Net margin – operational % ((A-C)/F)	12.5	11.6	11.8	11.8	12.7	12.1	10.7	11.6

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12
Gross debt (A)	12,247	11,816	12,018	12,360	12,452	12,387	12,619	12,533
Less securitization debt (B)	940	931	910	896	1,086	1,071	1,049	1,020
Gross debt, excluding securitization debt (C)	11,307	10,885	11,108	11,464	11,366	11,316	11,570	11,513
Less cash and cash equivalents (D)	1,931	1,294	726	530	987	694	685	283
Net debt, excluding securitization debt (E)	9,376	9,591	10,382	10,934	10,379	10,622	10,885	11,230

Total capitalization (F)	21,290	20,623	20,864	21,268	21,728	21,629	21,813	21,844
Less securitization debt (B)	940	931	910	896	1,086	1,071	1,049	1,020
Total capitalization, excluding securitization debt (G)	20,350	19,692	19,954	20,372	20,642	20,558	20,764	20,824
Less cash and cash equivalents (D)	1,931	1,294	726	530	987	694	685	283
Net capital, excluding securitization debt (H)	18,419	18,398	19,228	19,842	19,655	19,864	20,079	20,541

Debt to capital ratio % (A/F)	57.5	57.3	57.6	58.1	57.3	57.3	57.9	57.4

Debt to capital ratio, excluding securitization debt % (C/G)	55.6	55.3	55.7	56.3	55.1	55.0	55.7	55.3

Net debt to net capital ratio, excluding securitization debt % (E/H)	50.9	52.1	54.0	55.1	52.8	53.5	54.2	54.7

Off-balance sheet liabilities (I)	638	653	650	647	645	604	601	600

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	52.5	53.8	55.5	56.5	54.3	54.8	55.5	56.0

Revolver capacity (J)	2,216	2,354	2,258	1,993	2,116	2,001	2,825	2,762

Gross liquidity (D+J)	4,147	3,648	2,984	2,523	3,103	2,695	3,510	3,045

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12
Net income	144	151	123	66	131	172	(169)	81
Add back: interest expense	6	5	5	5	6	6	7	6
Add back: income tax expense	30	83	85	64	64	12	(90)	46
Add back: depreciation and amortization	42	43	43	44	45	46	51	48
Subtract: interest and investment income	43	39	31	33	34	39	41	37
Add back: decommissioning expense	27	28	28	28	29	(4)	30	(17)
Subtract: other than temporary impairments	-	-	-	-	-	-	-	-
Adjusted EBITDA	206	270	253	174	241	193	(212)	127
Add back: special item for nuclear spin-off expenses	40	11	-	-	-	-	-	-
Add back: special item for asset impairment	-	-	-	-	-	-	356	-
Operational adjusted EBITDA	246	281	253	174	241	193	144	127

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011; (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2012; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings; and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
June 30, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$83,400	$6,875	$4	$90,279
Temporary cash investments	89,999	98,898	4,217	193,114
Total cash and cash equivalents	173,399	105,773	4,221	283,393
Securitization recovery trust account	37,428	-	-	37,428
Notes receivable	-	1,093,129	(1,093,129)	-
Accounts receivable:
Customer	423,450	137,474	-	560,924
Allowance for doubtful accounts	(30,023)	(203)	-	(30,226)
Associated companies	26,775	123,218	(149,993)	-
Other	134,711	12,442	478	147,631
Accrued unbilled revenues	358,790	331	-	359,121
Total accounts receivable	913,703	273,262	(149,515)	1,037,450
Deferred fuel costs	67,716	-	-	67,716
Accumulated deferred income taxes	4,337	-	-	4,337
Fuel inventory - at average cost	213,842	7,512	-	221,354
Materials and supplies - at average cost	568,775	344,109	-	912,884
Deferred nuclear refueling outage costs	100,547	135,275	-	235,822
System agreement cost equalization	35,380	-	-	35,380
Prepaid taxes	-	209,984	(209,984)	-
Prepayments and other	91,143	276,155	438	367,736
TOTAL	2,206,270	2,445,199	(1,447,969)	3,203,500

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	45,490	(1,097,442)	45,319
Decommissioning trust funds	1,760,376	2,255,001	-	4,015,377
Non-utility property - at cost (less accumulated depreciation)	173,298	73,159	12,895	259,352
Other	360,569	14,925	30,000	405,494
TOTAL	3,391,514	2,388,575	(1,054,547)	4,725,542

PROPERTY, PLANT, AND EQUIPMENT

Electric	35,670,192	4,636,908	3,415	40,310,515
Property under capital lease	812,214	-	-	812,214
Natural gas	348,000	439	-	348,439
Construction work in progress	1,206,209	375,692	682	1,582,583
Nuclear fuel	857,775	647,917	-	1,505,692
TOTAL PROPERTY, PLANT AND EQUIPMENT	38,894,390	5,660,956	4,097	44,559,443
Less - accumulated depreciation and amortization	17,553,541	1,009,789	367	18,563,697
PROPERTY, PLANT AND EQUIPMENT - NET	21,340,849	4,651,167	3,730	25,995,746

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	738,734	-	-	738,734
Other regulatory assets	4,542,228	-	-	4,542,228
Deferred fuel costs	238,428	-	-	238,428
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	8,306	17,432	4,166	29,904
Other	229,993	868,788	(32,430)	1,066,351
TOTAL	6,131,788	889,293	(28,264)	6,992,817
		-
TOTAL ASSETS	$33,070,421	$10,374,234	$(2,527,050)	$40,917,605

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$393,845	$26,544	$-	$420,389
Notes payable and commercial paper:
Associated companies	-	-	-	-
Other	103,716	-	-	103,716
Account payable:
Associated companies	18,501	8,580	(27,081)	-
Other	825,408	209,903	523	1,035,834
Customer deposits	357,402	-	-	357,402
Taxes accrued	484,272	-	(218,483)	265,789
Accumulated deferred income taxes	841	45,375	36,891	83,107
Interest accrued	150,428	2,123	23,983	176,534
Deferred fuel costs	185,914	-	-	185,914
Obligations under capital leases	3,753	-	-	3,753
Pension and other postretirement liabilities	40,019	6,322	-	46,341
System agreement cost equalization	72,785	-	-	72,785
Other	105,607	182,331	2,441	290,379
TOTAL	2,742,491	481,178	(181,726)	3,041,943

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,610,086	918,147	435,243	7,963,476
Accumulated deferred investment tax credits	280,041	-	-	280,041
Obligations under capital leases	36,513	-	-	36,513
Other regulatory liabilities	913,736	-	-	913,736
Decommissioning and retirement cost liabilities	1,911,570	1,489,415	-	3,400,985
Accumulated provisions	361,942	1,221	3,636	366,799
Pension and other postretirement liabilities	2,410,950	685,855	-	3,096,805
Long-term debt	8,891,395	108,388	2,969,152	11,968,935
Other	664,333	614,958	(741,425)	537,866
TOTAL	22,080,566	3,817,984	2,666,606	28,565,156

Subsidiaries' preferred stock without sinking fund	186,510	-	-	186,510

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	351,095	(2,509,815)	2,548
Paid-in capital	2,417,634	1,472,045	1,466,796	5,356,475
Retained earnings	3,682,251	4,055,916	1,628,054	9,366,221
Accumulated other comprehensive income (loss)	(174,299)	196,016	(97,314)	(75,597)
Less - treasury stock, at cost (77,562,145 shares in 2012)	120,000	-	5,499,651	5,619,651
Total common shareholders' equity	7,966,854	6,075,072	(5,011,930)	9,029,996
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,060,854	6,075,072	(5,011,930)	9,123,996

TOTAL LIABILITIES AND EQUITY	$33,070,421	$10,374,234	$(2,527,050)	$40,917,605

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$77,711	$3,754	$3	$81,468
Temporary cash investments	281,921	318,633	12,416	612,970
Total cash and cash equivalents	359,632	322,387	12,419	694,438
Securitization recovery trust account	50,304	-	-	50,304
Notes receivable	-	1,083,918	(1,083,918)	-
Accounts receivable:
Customer	403,321	165,237	-	568,558
Allowance for doubtful accounts	(30,827)	(332)	-	(31,159)
Associated companies	42,847	99,162	(142,009)	-
Other	151,956	13,376	854	166,186
Accrued unbilled revenues	297,265	1,018	-	298,283
Total accounts receivable	864,562	278,461	(141,155)	1,001,868
Deferred fuel costs	209,776	-	-	209,776
Accumulated deferred income taxes	141,804	4,655	(136,603)	9,856
Fuel inventory - at average cost	196,246	5,886	-	202,132
Materials and supplies - at average cost	559,230	335,526	-	894,756
Deferred nuclear refueling outage costs	103,788	127,243	-	231,031
System agreement cost equalization	36,800	-	-	36,800
Prepaid taxes	-	79,165	(79,165)	-
Prepayments and other	67,285	222,049	2,408	291,742
TOTAL	2,589,427	2,459,290	(1,426,014)	3,622,703

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	44,764	(1,147,159)	44,876
Decommissioning trust funds	1,639,951	2,148,080	-	3,788,031
Non-utility property - at cost (less accumulated depreciation)	174,029	71,888	14,519	260,436
Other	374,379	12,044	30,000	416,423
TOTAL	3,335,630	2,276,776	(1,102,640)	4,509,766

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,487,985	4,894,128	3,411	39,385,524
Property under capital lease	809,449	-	-	809,449
Natural gas	343,111	439	-	343,550
Construction work in progress	1,420,163	358,902	658	1,779,723
Nuclear fuel	801,972	744,195	-	1,546,167
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,862,680	5,997,664	4,069	43,864,413
Less - accumulated depreciation and amortization	17,238,272	1,016,507	349	18,255,128
PROPERTY, PLANT AND EQUIPMENT - NET	20,624,408	4,981,157	3,720	25,609,285

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	799,006	-	-	799,006
Other regulatory assets	4,636,871	-	-	4,636,871
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,313	9,232	5,458	19,003
Other	198,593	803,552	(46,454)	955,691
TOTAL	6,185,084	815,857	(40,996)	6,959,945
		-
TOTAL ASSETS	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$245,472	$27,261	$1,920,000	$2,192,733
Notes payable and commercial paper:
Associated companies	-	138,862	(138,862)	-
Other	108,331	-	-	108,331
Account payable:
Associated companies	14,839	36,878	(51,717)	-
Other	787,516	280,663	917	1,069,096
Customer deposits	351,741	-	-	351,741
Taxes accrued	569,641	-	(291,406)	278,235
Accumulated deferred income taxes	54,592	42,613	2,724	99,929
Interest accrued	169,710	490	13,312	183,512
Deferred fuel costs	255,839	-	-	255,839
Obligations under capital leases	3,631	-	-	3,631
Pension and other postretirement liabilities	37,858	6,173	-	44,031
System agreement cost equalization	80,090	-	-	80,090
Other	114,083	158,277	11,171	283,531
TOTAL	2,793,343	691,217	1,466,139	4,950,699

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,680,438	824,393	591,621	8,096,452
Accumulated deferred investment tax credits	284,747	-	-	284,747
Obligations under capital leases	38,421	-	-	38,421
Other regulatory liabilities	737,403	-	(9,210)	728,193
Decommissioning and retirement cost liabilities	1,803,665	1,492,905	-	3,296,570
Accumulated provisions	379,331	1,849	4,332	385,512
Pension and other postretirement liabilities	2,463,493	670,164	-	3,133,657
Long-term debt	8,936,342	107,744	999,627	10,043,713
Other	651,919	639,552	(789,517)	501,954
TOTAL	21,975,759	3,736,607	796,853	26,509,219

Subsidiaries' preferred stock without sinking fund	186,510	55,399	(55,398)	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	327,937	(2,486,657)	2,548
Paid-in capital	2,416,634	1,499,406	1,444,642	5,360,682
Retained earnings	3,417,829	4,118,292	1,910,839	9,446,960
Accumulated other comprehensive income (loss)	(190,794)	104,222	(81,880)	(168,452)
Less - treasury stock, at cost (78,396,988 shares in 2011)	120,000	-	5,560,468	5,680,468
Total common shareholders' equity	7,684,937	6,049,857	(4,773,524)	8,961,270
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,778,937	6,049,857	(4,773,524)	9,055,270

TOTAL LIABILITIES AND EQUITY	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$5,689	$3,121	$1	$8,811
Temporary cash investments	(191,922)	(219,735)	(8,199)	(419,856)
Total cash and cash equivalents	(186,233)	(216,614)	(8,198)	(411,045)
Securitization recovery trust account	(12,876)	-	-	(12,876)
Notes receivable	-	9,211	(9,211)	-
Accounts receivable:
Customer	20,129	(27,763)	-	(7,634)
Allowance for doubtful accounts	804	129	-	933
Associated companies	(16,072)	24,056	(7,984)	-
Other	(17,245)	(934)	(376)	(18,555)
Accrued unbilled revenues	61,525	(687)	-	60,838
Total accounts receivable	49,141	(5,199)	(8,360)	35,582
Deferred fuel costs	(142,060)	-	-	(142,060)
Accumulated deferred income taxes	(137,467)	(4,655)	136,603	(5,519)
Fuel inventory - at average cost	17,596	1,626	-	19,222
Materials and supplies - at average cost	9,545	8,583	-	18,128
Deferred nuclear refueling outage costs	(3,241)	8,032	-	4,791
System agreement cost equalization	(1,420)	-	-	(1,420)
Prepaid taxes	-	130,819	(130,819)	-
Prepayments and other	23,858	54,106	(1,970)	75,994
TOTAL	(383,157)	(14,091)	(21,955)	(419,203)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(50,000)	726	49,717	443
Decommissioning trust funds	120,425	106,921	-	227,346
Non-utility property - at cost (less accumulated depreciation)	(731)	1,271	(1,624)	(1,084)
Other	(13,810)	2,881	-	(10,929)
TOTAL	55,884	111,799	48,093	215,776

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,182,207	(257,220)	4	924,991
Property under capital lease	2,765	-	-	2,765
Natural gas	4,889	-	-	4,889
Construction work in progress	(213,954)	16,790	24	(197,140)
Nuclear fuel	55,803	(96,278)	-	(40,475)
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,031,710	(336,708)	28	695,030
Less - accumulated depreciation and amortization	315,269	(6,718)	18	308,569
PROPERTY, PLANT AND EQUIPMENT - NET	716,441	(329,990)	10	386,461

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(60,272)	-	-	(60,272)
Other regulatory assets	(94,643)	-	-	(94,643)
Deferred fuel costs	66,226	-	-	66,226
Goodwill	-	-	-	-
Accumulated deferred income taxes	3,993	8,200	(1,292)	10,901
Other	31,400	65,236	14,024	110,660
TOTAL	(53,296)	73,436	12,732	32,872

TOTAL ASSETS	$335,872	$(158,846)	$38,880	$215,906

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$148,373	$(717)	$(1,920,000)	$(1,772,344)
Notes payable and commercial paper:
Associated companies	-	(138,862)	138,862	-
Other	(4,615)	-	-	(4,615)
Account payable:
Associated companies	3,662	(28,298)	24,636	-
Other	37,892	(70,760)	(394)	(33,262)
Customer deposits	5,661	-	-	5,661
Taxes accrued	(85,369)	-	72,923	(12,446)
Accumulated deferred income taxes	(53,751)	2,762	34,167	(16,822)
Interest accrued	(19,282)	1,633	10,671	(6,978)
Deferred fuel costs	(69,925)	-	-	(69,925)
Obligations under capital leases	122	-	-	122
Pension and other postretirement liabilities	2,161	149	-	2,310
System agreement cost equalization	(7,305)	-	-	(7,305)
Other	(8,476)	24,054	(8,730)	6,848
TOTAL	(50,852)	(210,039)	(1,647,865)	(1,908,756)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(70,352)	93,754	(156,378)	(132,976)
Accumulated deferred investment tax credits	(4,706)	-	-	(4,706)
Obligations under capital leases	(1,908)	-	-	(1,908)
Other regulatory liabilities	176,333	-	9,210	185,543
Decommissioning and retirement cost liabilities	107,905	(3,490)	-	104,415
Accumulated provisions	(17,389)	(628)	(696)	(18,713)
Pension and other postretirement liabilities	(52,543)	15,691	-	(36,852)
Long-term debt	(44,947)	644	1,969,525	1,925,222
Other	12,414	(24,594)	48,091	35,911
TOTAL	104,807	81,377	1,869,752	2,055,936

Subsidiaries' preferred stock without sinking fund	-	(55,399)	55,399	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012 and in 2011	-	23,158	(23,158)	-
Paid-in capital	1,000	(27,361)	22,154	(4,207)
Retained earnings	264,422	(62,376)	(282,785)	(80,739)
Accumulated other comprehensive income (loss)	16,495	91,794	(15,434)	92,855
Less - treasury stock, at cost	-	-	(60,817)	(60,817)
Total common shareholders' equity	281,917	25,215	(238,406)	68,726
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	281,917	25,215	(238,406)	68,726

TOTAL LIABILITIES AND EQUITY	$335,872	$(158,846)	$38,880	$215,906

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,935,697	$-	$(1,147)	$1,934,550
Natural gas	23,879	-	-	23,879
Competitive businesses	-	567,674	(7,503)	560,171
Total	1,959,576	567,674	(8,650)	2,518,600

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	359,790	78,045	(678)	437,157
Purchased power	310,357	45,810	(10,869)	345,298
Nuclear refueling outage expenses	25,097	32,725	-	57,822
Other operation and maintenance	521,951	248,183	2,747	772,881
Decommissioning	28,688	(16,746)	-	11,942
Taxes other than income taxes	107,141	30,646	324	138,111
Depreciation and amortization	225,556	48,070	1,129	274,755
Other regulatory charges (credits) - net	137,650	-	-	137,650
Total	1,716,230	466,733	(7,347)	2,175,616

OPERATING INCOME	243,346	100,941	(1,303)	342,984

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	28,282	-	-	28,282
Interest and investment income	34,018	37,141	(41,874)	29,285
Miscellaneous - net	(6,910)	(4,741)	(1,384)	(13,036)
Total	55,390	32,400	(43,258)	44,531

INTEREST EXPENSE
Interest expense	125,155	5,806	18,655	149,616
Allowance for borrowed funds used during construction	(10,483)	-	-	(10,483)
Total	114,672	5,806	18,655	139,133

INCOME BEFORE INCOME TAXES	184,064	127,535	(63,216)	248,382

Income taxes	(124,461)	46,218	(43,957)	(122,201)

CONSOLIDATED NET INCOME	308,525	81,317	(19,259)	370,583

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$304,193	$81,317	$(20,509)	$365,001

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.72	$0.46	$(0.12)	$2.06
DILUTED	$1.72	$0.46	$(0.12)	$2.06

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,166,519
DILUTED				177,565,351

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,212,584	$-	$(546)	$2,212,038
Natural gas	28,891	-	-	28,891
Competitive businesses	-	568,076	(5,726)	562,350
Total	2,241,475	568,076	(6,272)	2,803,279

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	486,691	76,793	(151)	563,333
Purchased power	444,110	17,225	(10,109)	451,227
Nuclear refueling outage expenses	25,355	37,612	-	62,966
Other operation and maintenance	484,627	231,351	(3,482)	712,496
Decommissioning	26,879	28,618	-	55,497
Taxes other than income taxes	104,717	24,088	411	129,215
Depreciation and amortization	218,877	44,177	1,152	264,206
Other regulatory charges (credits) - net	5,601	-	-	5,601
Total	1,796,857	459,864	(12,179)	2,244,541

OPERATING INCOME	444,618	108,212	5,907	558,738

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	20,753	-	-	20,753
Interest and investment income	44,083	32,986	(41,147)	35,921
Miscellaneous - net	(5,500)	(6,682)	(4,779)	(16,962)
Total	59,336	26,304	(45,926)	39,712

INTEREST EXPENSE
Interest expense	121,327	4,636	10,087	136,049
Allowance for borrowed funds used during construction	(9,150)	-	-	(9,150)
Total	112,177	4,636	10,087	126,899

INCOME BEFORE INCOME TAXES	391,777	129,880	(50,106)	471,551

Income taxes	139,036	64,324	(52,407)	150,953

CONSOLIDATED NET INCOME	252,741	65,556	2,301	320,598

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$248,409	$64,873	$2,301	$315,583

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.40	$0.36	$0.01	$1.77
DILUTED	$1.39	$0.36	$0.01	$1.76

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,808,890
DILUTED				178,925,180

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(276,887)	$-	$(601)	$(277,488)
Natural gas	(5,012)	-	-	(5,012)
Competitive businesses	-	(402)	(1,777)	(2,179)
Total	(281,899)	(402)	(2,378)	(284,679)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(126,901)	1,252	(527)	(126,176)
Purchased power	(133,753)	28,585	(760)	(105,929)
Nuclear refueling outage expenses	(258)	(4,887)	-	(5,144)
Other operation and maintenance	37,324	16,832	6,229	60,385
Decommissioning	1,809	(45,364)	-	(43,555)
Taxes other than income taxes	2,424	6,558	(87)	8,896
Depreciation and amortization	6,679	3,893	(23)	10,549
Other regulatory charges (credits )- net	132,049	-	-	132,049
Total	(80,627)	6,869	4,832	(68,925)

OPERATING INCOME	(201,272)	(7,271)	(7,210)	(215,754)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,529	-	-	7,529
Interest and investment income	(10,065)	4,155	(727)	(6,636)
Miscellaneous - net	(1,410)	1,941	3,395	3,926
Total	(3,946)	6,096	2,668	4,819

INTEREST EXPENSE
Interest expense	3,828	1,170	8,568	13,567
Allowance for borrowed funds used during construction	(1,333)	-	-	(1,333)
Total	2,495	1,170	8,568	12,234

INCOME BEFORE INCOME TAXES	(207,713)	(2,345)	(13,110)	(223,169)

Income taxes	(263,497)	(18,106)	8,450	(273,154)

CONSOLIDATED NET INCOME	55,784	15,761	(21,560)	49,985

Preferred dividend requirements of subsidiaries	-	(683)	1,250	567

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$55,784	$16,444	$(22,810)	$49,418

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.32	$0.10	$(0.13)	$0.29
DILUTED	$0.33	$0.10	$(0.13)	$0.30

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$3,721,330	$-	$(1,938)	$3,719,392
Natural gas	69,886	-	-	69,886
Competitive businesses	-	1,127,925	(14,943)	1,112,982
Total	3,791,216	1,127,925	(16,881)	4,902,260

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	804,228	172,747	(981)	975,994
Purchased power	591,548	59,685	(20,969)	630,264
Nuclear refueling outage expenses	51,799	69,907	-	121,706
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	1,012,176	480,923	1,418	1,494,517
Decommissioning	56,919	12,926	-	69,845
Taxes other than income taxes	214,240	60,414	626	275,280
Depreciation and amortization	453,642	99,141	2,188	554,971
Other regulatory charges (credits) - net	138,032	-	-	138,032
Total	3,322,584	1,311,267	(17,718)	4,616,133

OPERATING INCOME	468,632	(183,342)	837	286,127

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	52,590	-	-	52,590
Interest and investment income	77,291	77,435	(84,450)	70,276
Miscellaneous - net	(14,773)	(12,524)	(3,728)	(31,025)
Total	115,108	64,911	(88,178)	91,841

INTEREST EXPENSE
Interest expense	252,630	12,954	30,777	296,361
Allowance for borrowed funds used during construction	(19,874)	-	-	(19,874)
Total	232,756	12,954	30,777	276,487

INCOME BEFORE INCOME TAXES	350,984	(131,385)	(118,118)	101,481

Income taxes	(24,754)	(44,189)	(53,420)	(122,363)

CONSOLIDATED NET INCOME	375,738	(87,196)	(64,698)	223,844

Preferred dividend requirements of subsidiaries	8,665	-	1,861	10,526

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$367,073	$(87,196)	$(66,559)	$213,318

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.08	$(0.49)	$(0.38)	$1.21
DILUTED	$2.07	$(0.49)	$(0.38)	$1.20

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,015,941
DILUTED				177,470,486

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$4,079,079	$-	$(1,143)	$4,077,936
Natural gas	100,014	-	-	100,014
Competitive businesses	-	1,178,223	(11,685)	1,166,538
Total	4,179,093	1,178,223	(12,828)	5,344,488

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	924,847	146,515	(336)	1,071,026
Purchased power	800,654	32,994	(19,803)	813,845
Nuclear refueling outage expenses	51,831	75,120	-	126,951
Asset impairment	-	-	-	-
Other operation and maintenance	932,827	440,494	(5,076)	1,368,245
Decommissioning	54,041	56,721	-	110,762
Taxes other than income taxes	208,308	45,500	641	254,449
Depreciation and amortization	439,482	87,408	2,200	529,090
Other regulatory charges (credits) - net	491	-	-	491
Total	3,412,481	884,752	(22,374)	4,274,859

OPERATING INCOME	766,612	293,471	9,546	1,069,629

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	38,042	-	-	38,042
Interest and investment income	80,677	63,883	(81,892)	62,668
Miscellaneous - net	(10,001)	(9,919)	(6,440)	(26,360)
Total	108,718	53,964	(88,332)	74,350

INTEREST EXPENSE
Interest expense	242,379	9,381	20,423	272,183
Allowance for borrowed funds used during construction	(17,684)	-	-	(17,684)
Total	224,695	9,381	20,423	254,499

INCOME BEFORE INCOME TAXES	650,635	338,054	(99,209)	889,480

Income taxes	229,240	149,265	(63,302)	315,203

CONSOLIDATED NET INCOME	421,395	188,789	(35,907)	574,277

Preferred dividend requirements of subsidiaries	8,665	1,366	-	10,031

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$412,730	$187,423	$(35,907)	$564,246

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.31	$1.05	$(0.20)	$3.16
DILUTED	$2.30	$1.04	$(0.20)	$3.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,318,784
DILUTED				179,502,551

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(357,749)	$-	$(795)	$(358,544)
Natural gas	(30,128)	-	-	(30,128)
Competitive businesses	-	(50,298)	(3,258)	(53,556)
Total	(387,877)	(50,298)	(4,053)	(442,228)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(120,619)	26,232	(645)	(95,032)
Purchased power	(209,106)	26,691	(1,166)	(183,581)
Nuclear refueling outage expenses	(32)	(5,213)	-	(5,245)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	79,349	40,429	6,494	126,272
Decommissioning	2,878	(43,795)	-	(40,917)
Taxes other than income taxes	5,932	14,914	(15)	20,831
Depreciation and amortization	14,160	11,733	(12)	25,881
Other regulatory charges (credits )- net	137,541	-	-	137,541
Total	(89,897)	426,515	4,656	341,274

OPERATING INCOME	(297,980)	(476,813)	(8,709)	(783,502)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	14,548	-	-	14,548
Interest and investment income	(3,386)	13,552	(2,558)	7,608
Miscellaneous - net	(4,772)	(2,605)	2,712	(4,665)
Total	6,390	10,947	154	17,491

INTEREST EXPENSE
Interest expense	10,251	3,573	10,354	24,178
Allowance for borrowed funds used during construction	(2,190)	-	-	(2,190)
Total	8,061	3,573	10,354	21,988

INCOME BEFORE INCOME TAXES	(299,651)	(469,439)	(18,909)	(787,999)

Income taxes	(253,994)	(193,454)	9,882	(437,566)

CONSOLIDATED NET INCOME	(45,657)	(275,985)	(28,791)	(350,433)

Preferred dividend requirements of subsidiaries	-	(1,366)	1,861	495

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(45,657)	$(274,619)	$(30,652)	$(350,928)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.23)	$(1.54)	$(0.18)	$(1.95)
DILUTED	$(0.23)	$(1.53)	$(0.18)	$(1.94)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,318,259	$-	$(3,287)	$8,314,972
Natural gas	135,691	-	-	135,691
Competitive businesses	-	2,363,475	(27,293)	2,336,182
Total	8,453,950	2,363,475	(30,580)	10,786,845

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,062,939	336,148	(1,404)	2,397,683
Purchased power	1,339,170	85,663	(43,447)	1,381,385
Nuclear refueling outage expenses	104,969	145,403	-	250,373
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	2,029,914	945,895	18,222	2,994,031
Decommissioning	112,022	37,656	-	149,678
Taxes other than income taxes	437,551	117,875	1,431	556,857
Depreciation and amortization	932,613	190,922	4,548	1,128,082
Other regulatory charges (credits) - net	343,500	-	-	343,500
Total	7,362,678	2,215,086	(20,650)	9,557,113

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,091,272	148,389	(9,930)	1,229,732

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	98,852	-	-	98,852
Interest and investment income	155,351	149,933	(168,680)	136,603
Miscellaneous - net	(30,149)	(26,242)	(7,544)	(63,935)
Total	224,054	123,691	(176,224)	171,520

INTEREST EXPENSE
Interest expense	503,883	24,207	47,609	575,699
Allowance for borrowed funds used during construction	(40,083)	-	-	(40,083)
Total	463,800	24,207	47,609	535,616

INCOME BEFORE INCOME TAXES	851,526	247,873	(233,763)	865,636

Income taxes	(226,684)	32,007	43,374	(151,303)

CONSOLIDATED NET INCOME	1,078,210	215,866	(277,137)	1,016,939

Preferred dividend requirements of subsidiaries	17,329	1,879	2,220	21,428

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,060,881	$213,987	$(279,357)	$995,511

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$6.00	$1.21	$(1.58)	$5.63
DILUTED	$5.97	$1.21	$(1.57)	$5.61

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,784,774
DILUTED				177,582,171

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,599,979	$-	$(2,444)	$8,597,535
Natural gas	170,509	-	-	170,509
Competitive businesses	-	2,461,913	(20,189)	2,441,724
Total	8,770,488	2,461,913	(22,633)	11,209,768

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,107,555	292,830	(991)	2,399,394
Purchased power	1,553,679	64,100	(35,879)	1,581,900
Nuclear refueling outage expenses	105,360	151,204	-	256,564
Asset impairment	-	-	-	-
Other operation and maintenance	1,975,593	977,191	(17,831)	2,934,952
Decommissioning	107,034	111,421	-	218,455
Taxes other than income taxes	429,625	95,969	774	526,368
Depreciation and amortization	897,732	171,881	4,601	1,074,214
Other regulatory charges (credits) - net	28,042	-	-	28,042
Total	7,204,620	1,864,596	(49,326)	9,019,889

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,565,868	641,490	26,693	2,234,052

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	66,497	-	-	66,497
Interest and investment income	190,632	145,354	(172,406)	163,580
Miscellaneous - net	(25,818)	(20,681)	(10,682)	(57,181)
Total	231,311	124,673	(183,088)	172,896

INTEREST EXPENSE
Interest expense	501,097	20,025	33,829	554,951
Allowance for borrowed funds used during construction	(34,338)	-	-	(34,338)
Total	466,759	20,025	33,829	520,613

INCOME BEFORE INCOME TAXES	1,330,420	746,138	(190,224)	1,886,335

Income taxes	452,451	263,024	(134,625)	580,850

CONSOLIDATED NET INCOME	877,969	483,114	(55,599)	1,305,485

Preferred dividend requirements of subsidiaries	17,329	2,732	-	20,061

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$860,640	$480,382	$(55,599)	$1,285,424

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.76	$2.66	$(0.31)	$7.11
DILUTED	$4.73	$2.64	$(0.31)	$7.06

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				180,719,549
DILUTED				182,090,812

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(281,720)	$-	$(843)	$(282,563)
Natural gas	(34,818)	-	-	(34,818)
Competitive businesses	-	(98,438)	(7,104)	(105,542)
Total	(316,538)	(98,438)	(7,947)	(422,923)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(44,616)	43,318	(413)	(1,711)
Purchased power	(214,509)	21,563	(7,568)	(200,515)
Nuclear refueling outage expenses	(391)	(5,801)	-	(6,191)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	54,321	(31,296)	36,053	59,079
Decommissioning	4,988	(73,765)	-	(68,777)
Taxes other than income taxes	7,926	21,906	657	30,489
Depreciation and amortization	34,881	19,041	(53)	53,868
Other regulatory charges (credits )- net	315,458	-	-	315,458
Total	158,058	350,490	28,676	537,224

Gain on sale of business	-	(44,173)	-	(44,173)

OPERATING INCOME	(474,596)	(493,101)	(36,623)	(1,004,320)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	32,355	-	-	32,355
Interest and investment income	(35,281)	4,579	3,726	(26,977)
Miscellaneous - net	(4,331)	(5,561)	3,138	(6,754)
Total	(7,257)	(982)	6,864	(1,376)

INTEREST EXPENSE
Interest expense	2,786	4,182	13,780	20,748
Allowance for borrowed funds used during construction	(5,745)	-	-	(5,745)
Total	(2,959)	4,182	13,780	15,003

INCOME BEFORE INCOME TAXES	(478,894)	(498,265)	(43,539)	(1,020,699)

Income taxes	(679,135)	(231,017)	177,999	(732,153)

CONSOLIDATED NET INCOME	200,241	(267,248)	(221,538)	(288,546)

Preferred dividend requirements of subsidiaries	-	(853)	2,220	1,367

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$200,241	$(266,395)	$(223,758)	$(289,913)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.24	$(1.45)	$(1.27)	$(1.48)
DILUTED	$1.24	$(1.43)	$(1.26)	$(1.45)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$370,583	$320,598	$49,985
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	382,653	429,617	(46,964)
Deferred income taxes, investment tax credits, and non-current taxes accrued	(161,515)	131,337	(292,852)
Changes in working capital:
Receivables	(208,387)	(270,964)	62,577
Fuel inventory	991	7,051	(6,060)
Accounts payable	153,938	77,595	76,343
Prepaid taxes and taxes accrued	77,137	61,108	16,029
Interest accrued	25,216	28,574	(3,358)
Deferred fuel	(71,496)	(131,504)	60,008
Other working capital accounts	(73,688)	(10,092)	(63,596)
Changes in provisions for estimated losses	(4,237)	(5,175)	938
Changes in other regulatory assets	52,788	47,660	5,128
Changes in pensions and other postretirement liabilities	(29,777)	(41,348)	11,571
Other	73,213	9,691	63,522
Net cash flow provided by operating activities	587,419	654,148	(66,729)

INVESTING ACTIVITIES
Construction/capital expenditures	(688,738)	(504,732)	(184,006)
Allowance for equity funds used during construction	28,969	21,392	7,577
Nuclear fuel purchases	(39,745)	(102,193)	62,448
Payment for purchase of plant	(645)	(299,590)	298,945
Changes in securitization account	11,936	2,746	9,190
Payments to storm reserve escrow account	(1,504)	(1,559)	55
Receipts from storm reserve escrow account	17,023	-	17,023
Decrease (increase) in other investments	(56,710)	(21,781)	(34,929)
Proceeds from nuclear decommissioning trust fund sales	409,282	143,677	265,605
Investment in nuclear decommissioning trust funds	(430,799)	(168,858)	(261,941)
Net cash flow used in investing activities	(750,931)	(930,898)	179,967

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	290,217	663,736	(373,519)
Common stock and treasury stock	1,802	4,678	(2,876)
Retirement of long-term debt	(340,278)	(277,856)	(62,422)
Repurchase of common stock	-	(105,198)	105,198
Changes in credit borrowings - net	(37,397)	(52,284)	14,887
Dividends paid:
Common stock	(147,067)	(147,677)	610
Preferred stock	(5,583)	(5,016)	(567)
Net cash flow provided by (used in) financing activities	(238,306)	80,383	(318,689)

Effect of exchange rates on cash and cash equivalents	209	(12)	221

Net increase (decrease) in cash and cash equivalents	(401,609)	(196,379)	(205,230)

Cash and cash equivalents at beginning of period	685,002	726,237	(41,235)

Cash and cash equivalents at end of period	$283,393	$529,858	$(246,465)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$118,962	$102,930	$16,032
Income taxes	$6,458	$4,457	$2,001

Entergy Corporation

Consolidated Cash Flow Statement
Six Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$223,844	$574,277	$(350,433)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	832,662	852,028	(19,366)
Deferred income taxes, investment tax credits, and non-current taxes accrued	(122,657)	305,121	(427,778)
Asset impairment	355,524	-	355,524
Changes in working capital:
Receivables	(52,185)	(168,253)	116,068
Fuel inventory	(19,222)	(5,457)	(13,765)
Accounts payable	8,339	(76,803)	85,142
Prepaid taxes and taxes accrued	(12,446)	(2,810)	(9,636)
Interest accrued	(6,978)	(39,404)	32,426
Deferred fuel	5,909	(198,052)	203,961
Other working capital accounts	(108,441)	(112,386)	3,945
Changes in provisions for estimated losses	(19,267)	(5,954)	(13,313)
Changes in other regulatory assets	113,645	96,549	17,096
Changes in pensions and other postretirement liabilities	(34,541)	(232,306)	197,765
Other	23,733	(9,301)	33,034
Net cash flow provided by operating activities	1,187,919	977,249	210,670

INVESTING ACTIVITIES
Construction/capital expenditures	(1,252,277)	(991,293)	(260,984)
Allowance for equity funds used during construction	54,417	38,681	15,736
Nuclear fuel purchases	(240,804)	(403,168)	162,364
Payment for purchase of plant	(645)	(299,590)	298,945
Changes in securitization account	12,876	9,106	3,770
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(2,987)	(3,294)	307
Receipts from storm reserve escrow account	17,884	-	17,884
Decrease (increase) in other investments	37,076	(42,994)	80,070
Proceeds from nuclear decommissioning trust fund sales	944,833	636,359	308,474
Investment in nuclear decommissioning trust funds	(998,579)	(699,530)	(299,049)
Net cash flow used in investing activities	(1,500,206)	(1,827,723)	327,517

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,325,162	1,075,180	249,982
Preferred stock	51,000	-	51,000
Common stock and treasury stock	34,628	16,958	17,670
Retirement of long-term debt	(1,199,926)	(555,940)	(643,986)
Repurchase of common stock	-	(159,602)	159,602
Changes in credit borrowings - net	(4,615)	15,960	(20,575)
Dividends paid:
Common stock	(293,741)	(296,355)	2,614
Preferred stock	(11,165)	(10,031)	(1,134)
Net cash flow provided by (used in) financing activities	(98,657)	86,170	(184,827)

Effect of exchange rates on cash and cash equivalents	(101)	(310)	209

Net increase (decrease) in cash and cash equivalents	(411,045)	(764,614)	353,569

Cash and cash equivalents at beginning of period	694,438	1,294,472	(600,034)

Cash and cash equivalents at end of period	$283,393	$529,858	$(246,465)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$253,617	$267,493	$(13,876)
Income taxes	$42,450	$77	$42,373

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended June 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,016,939	$1,305,485	$(288,546)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,726,089	1,725,574	515
Deferred income taxes, investment tax credits, and non-current taxes accrued	(707,807)	681,467	(1,389,274)
Asset impairment	355,524	-	355,524
Gain on sale of business	-	(44,173)	44,173
Changes in working capital:
Receivables	144,159	(90,448)	234,607
Fuel inventory	(8,372)	(21,124)	12,752
Accounts payable	(46,828)	116,738	(163,566)
Prepaid taxes and taxes accrued	570,406	(129,902)	700,308
Interest accrued	(1,746)	7,062	(8,808)
Deferred fuel	148,275	(187,073)	335,348
Other working capital accounts	45,820	(145,888)	191,708
Changes in provisions for estimated losses	(24,399)	289,548	(313,947)
Changes in other regulatory assets	(656,148)	458,660	(1,114,808)
Changes in pensions and other postretirement liabilities	1,160,226	(238,963)	1,399,189
Other	(382,651)	(291,467)	(91,184)
Net cash flow provided by operating activities	3,339,487	3,435,496	(96,009)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,301,011)	(2,046,997)	(254,014)
Allowance for equity funds used during construction	101,988	67,136	34,852
Nuclear fuel purchases	(479,129)	(592,050)	112,921
Payment for purchase of plant	(347,192)	(299,590)	(47,602)
Proceeds from sale of assets and businesses	6,531	218,496	(211,965)
Insurance proceeds received for property damages	-	7,894	(7,894)
Changes in securitization account	(3,490)	1,689	(5,179)
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(6,118)	(296,878)	290,760
Receipts from storm reserve escrow account	17,884	-	17,884
Decrease (increase) in other investments	68,447	(73,468)	141,915
Proceeds from nuclear decommissioning trust fund sales	1,668,820	1,755,355	(86,535)
Investment in nuclear decommissioning trust funds	(1,774,066)	(1,898,632)	124,566
Net cash flow used in investing activities	(3,119,336)	(3,229,045)	109,709

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,240,863	4,420,085	(1,179,222)
Preferred stock	51,000	-	51,000
Common stock and treasury stock	63,855	59,405	4,450
Retirement of long-term debt	(3,081,358)	(3,959,295)	877,937
Repurchase of common stock	(75,030)	(900,429)	825,399
Redemption of subsidiary common and preferred stock	(30,308)	-	(30,308)
Changes in credit borrowings - net	(27,076)	(9,675)	(17,401)
Dividends paid:
Common stock	(586,991)	(601,413)	14,422
Preferred stock	(22,067)	(20,061)	(2,006)
Net cash flow used in financing activities	(467,112)	(1,011,383)	544,271

Effect of exchange rates on cash and cash equivalents	496	(734)	1,230

Net increase (decrease) in cash and cash equivalents	(246,465)	(805,666)	559,201

Cash and cash equivalents at beginning of period	529,858	1,335,524	(805,666)

Cash and cash equivalents at end of period	$283,393	$529,858	$(246,465)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$518,395	$532,873	$(14,478)
Income taxes	$40,331	$6,167	$34,164